Execution Version
Date:    November 30, 2023

(1)	System1, Inc.
(2)	Orchid Merger Sub II, LLC
(3)	Sonic Newco, LLC
(4)	JDI Antarctica Limited
(5)	JDI Antarctica Sub II Limited

SHARE PURCHASE AGREEMENT
relating to
Total Security Limited (formerly Protected.net Group Limited)

|US-DOCS\146366268.12||

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THIS AGREEMENT is made on November 30, 2023

AMONG

(1)    System1, Inc., a Delaware corporation (“Seller Parent”);
(2)    Orchid Merger Sub II, LLC, a Delaware limited liability company (“Seller MergerSub”);
(3)    Sonic Newco, LLC, a Delaware limited liability company (“Seller Newco” and, together with Seller Parent and Seller MergerSub, the “Sellers”);
(4)    JDI Antarctica Limited, a private limited company incorporated in England and Wales with company number 15038072 (“Holdco”); and
(5)    JDI Antarctica Sub II Limited, a private limited company incorporated in England and Wales with company number 15229388 and wholly-owned subsidiary of Holdco (the “Purchaser”).
BACKGROUND

(A)    Total Security Limited (formerly Protected.net Group Limited) is a company incorporated in England and Wales whose registered office is at 16-18 Barnes Wallis Road Segensworth, Fareham, Hampshire, England PO15 5TT and whose registered number is 10161957 (the “Target Company”). Brief details of the Target Company are set out in Schedule 1.
(B)    As of the date of this Agreement, Holdco beneficially owns 29,075,143 shares of Class A common stock of Seller Parent (such shares, the “Repurchase Shares”), representing 25.01% of Seller Parent’s common stock outstanding as of the date hereof.
(C)    The Sellers desire to sell, and Holdco and the Purchaser desire to purchase, collectively, 100% of the issued share capital of the Target Company, with Holdco purchasing all the Sale Shares held by Seller Parent and Purchaser purchasing all the Sale Shares held by Seller MergerSub and Seller Newco.
(D)    Concurrently herewith, the Target Company, Seller Parent, Christopher Phillips and Just Develop It Limited are entering into that certain Second Amendment to Conditional Consent, Waiver and Acknowledgment (the “Second Amendment to Conditional Consent”) whereby such parties are agreeing that the conditions to the Earnout Obligations cannot be satisfied following Completion, subject to the terms and conditions therein.
IT IS AGREED

1    DEFINITIONS AND INTERPRETATION
1.1    In addition to the terms defined elsewhere in this Agreement, the definitions and provisions of Schedule 8 shall apply throughout this Agreement (unless the contrary intention appears).
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2    SALE AND PURCHASE
2.1    On the terms of this Agreement and with effect from Completion, (a) Seller Parent shall sell with full title guarantee, and Holdco shall purchase, the Sale Shares set forth opposite Seller Parent’s name on Part 1 of Schedule 1, and (b) each of Seller MergerSub and Seller Newco shall sell with full title guarantee, and the Purchaser shall purchase, the Sale Shares set forth opposite Seller MergerSub and Seller Newco’s name, on Part 1 of Schedule 1 respectively, in each case, free from Encumbrances and together with all rights and benefits now and at any time after Completion attaching or accruing to them (including rights to receive all distributions and dividends declared, paid or made in respect of them after Completion).
2.2    Each of the Sellers hereby unconditionally and irrevocably waives all rights of pre-emption and any other rights or restrictions over the Sale Shares held by it conferred by the articles of association of the Target Company or in any other way.
2.3    Neither Holdco nor the Purchaser shall be obliged to purchase any of the Sale Shares unless the sale and purchase of all of the Sale Shares is completed simultaneously.
3    CONSIDERATION
3.1    The consideration for the sale and purchase of the Sale Shares is comprised of the following:
3.1.1    in consideration for the transfer to the Purchaser of the Sale Shares held by Seller MergerSub and Seller Newco, (a) the transfer of an amount in cash of $240,000,000 by Purchaser to such Sellers (the “Cash Consideration”); and (b) the assumption by the Purchaser of $67,389,627.66 of intercompany debt obligations due to members of the Target Group by the Seller MergerSub and its affiliates (other than members of the Target Group) (the “Intercompany Debt”); and
3.1.2    in consideration for the transfer to Holdco of the Sale Shares held by Seller Parent, the transfer to Seller Parent by Holdco of the Repurchase Shares pursuant to clause 3.4,
(collectively, the “Share Consideration”).
3.2    At Completion, the Purchaser shall:
3.2.1    pay, or cause to be paid, to Seller MergerSub and Seller Newco the Cash Consideration minus (a) the Onyx Debt Amount, minus (b) the Intercompany Debt Repayment Amount;
3.2.2    procure that the Target Company shall pay the Onyx Debt Amount to Onyx pursuant to the terms of the Onyx Payoff Documentation; and
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3.2.3    pay, or cause to be paid, to the Target Company, the Intercompany Debt Repayment Amount (which shall reduce the Intercompany Debt by a corresponding amount).
All payments to be made to the Sellers (or any of them) under this agreement shall be made in US Dollars by electronic transfer of immediately available funds in accordance with clause 15.1.
3.3    Any amount paid by the Sellers to the Purchaser in respect of any claim under this Agreement shall, to the extent permitted by law, be treated as a reduction or refund of the Share Consideration paid or payable under this Agreement.
3.4    Effective at Completion, Seller Parent hereby redeems from Holdco (the “Redemption”), and Holdco hereby transfers and assigns to Seller Parent, all of Holdco’s right, title and interest in the Repurchase Shares, free and clear of all Encumbrances (other than Encumbrances under applicable securities laws).
4    COMPLETION
4.1    The parties shall perform their respective obligations set out in Schedule 2 (the “Completion Obligations”) on or before the Completion Date (being the date of this Agreement). Completion shall take place remotely (or at any other place as agreed in writing by Seller Parent and the Purchaser) immediately following the execution of this Agreement.
4.2    All documents and items delivered pursuant to Schedule 2 shall be held by the recipient to the order of the person delivering them until such time as Completion occurs.
4.3    Simultaneously with:
4.3.1    the delivery of all documents and items required to be delivered;
4.3.2    the receipt of all payments required to be made; and
4.3.3    the performance of all other obligations required to be performed at Completion, all such documents, items and payments shall cease to be held to the order of the person delivering or making them, shall be released and Completion shall be deemed to have taken place.
4.4    Without limiting the foregoing, the Seller Parent shall maintain directors’ and officers’ insurance covering the directors and officers of the Target Group Companies for actions taken in their capacities as such from January 27, 2022 until immediately prior to Completion on terms no less favorable to the beneficiaries as exist at Completion for a period of six years from Completion.
5    NO LEAKAGE UNDERTAKINGS
5.1    Seller Parent warrants to the Purchaser that there has not been any Leakage other than the Permitted Leakage from the Locked Box Date to (and including) Completion.
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5.2    Seller Parent shall pay the Purchaser on a US dollar-for-dollar basis an amount in cash equal to the aggregate amount of such Leakage.
5.3    The Sellers’ liability under clause 5.1 shall terminate on the date falling 9 months after the Completion Date (the “Claim Period Date”) unless, on or before the Claim Period Date the Sellers have received written notice of a claim to be made pursuant to clause 5.1 giving reasonable details of the claim including, to the extent then known, the amount claimed; and
5.4    For the purposes of clause 5.1, any Leakage:
5.4.1    shall exclude any VAT which is actually recovered (whether by credit or repayment) by a Target Group Company; and
5.4.2    shall be calculated net of any Relief which gives rise to an actual saving of Tax, or the Purchaser reasonably determines that such Relief will give rise to an actual saving of Tax, by any Target Group Company or a member of the Purchaser Group as a result of such Leakage or any fact, matter, event or circumstance giving rise to it (including by way of repayment or relief), in each case at any time up to 18 months after the end of the accounting period in which the matter or thing giving rise to payment obligation under clause 5.2 arose.
5.5    Subject to clause 9.2, the Purchaser’s sole remedy in respect of any Leakage Claim is under clause 5.1 and 5.2.
6    WARRANTIES
6.1    Seller Parent warrants to the Purchaser that, as at the date of this Agreement each Warranty is true and accurate.
6.2    Each Warranty shall be construed as a separate and independent warranty and, subject to the provisions of clause 9 and Schedule 6, a separate right of action shall exist in respect of each breach of any Warranty. No Warranty shall be limited or restricted by reference to or inference from the terms of any other Warranty or any other provision of this Agreement.
6.3    All references in the Warranties to the Target Company shall be construed as references to the Target Company and each of the Target Subsidiaries (unless expressly stated otherwise).
6.4    Where Warranties are qualified by the expression “so far as the Sellers are aware” (or any similar expression), such awareness shall mean the knowledge of each Key Person having made enquiry into the fact, matter or circumstance in question.
6.5    The Sellers agree that the supply of any information by or on behalf of any Target Group Company, or any of its employees, directors, agents or officers to the Sellers or their advisers in connection with the Warranties, the Disclosure Letter or otherwise shall not constitute a warranty, representation or guarantee as to the accuracy of such information in favour of the Sellers.
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7    PURCHASER AND HOLDCO WARRANTIES
7.1    The Purchaser warrants to the Sellers that each of the following statements is true and accurate as at the date of this Agreement:
7.1.1    the Purchaser is validly incorporated, in existence and duly registered under the laws of its country of incorporation;
7.1.2    the Purchaser has all requisite power and authority to enter into and perform this Agreement and the other Transaction Documents to which it is party in accordance with their respective terms;
7.1.3    this Agreement and the other Transaction Documents to which the Purchaser is a party constitute (or shall constitute when executed) valid, legal and binding obligations on the Purchaser in the respective terms of such documents;
7.1.4    the execution and delivery by the Purchaser of, and the performance by the Purchaser of its obligations under, each of the Transaction Documents to which it is or will be a party will not result in a breach of or conflict with any provision of its constitutional documents or any law, order or judgment that applies to or binds the Purchaser;
7.1.5    the Purchaser is acting as principal and not as agent or broker for any other person;
7.1.6    no consent, action, approval or authorisation of, and no registration, declaration, notification or filing with or to, any Regulatory Authority is required to be obtained, or made, by the Purchaser to authorise the execution or performance of this Agreement by the Purchaser; and
7.1.7    save as Disclosed, the Purchaser has no Purchaser Actual Knowledge of any fact, matter or circumstance that would give rise to any Warranty Claim or Leakage Claim.
7.2    Holdco warrants to the Sellers that each of the following statements is true and accurate as at the date of this Agreement:
7.2.1    Holdco is validly incorporated, in existence and duly registered under the laws of its country of incorporation;
7.2.2    Holdco has all requisite power and authority to enter into and perform this Agreement and the other Transaction Documents to which it is party in accordance with their respective terms;
7.2.3    Holdco is the sole record and beneficial owner of the Repurchase Shares, has good, valid and marketable title to the Repurchase Shares, in each case, free and clear of all Encumbrances (other than transfer restrictions under applicable securities laws). Holdco is not a party to, or bound by, any contract (other than this
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Agreement and any agreements entered into in connection with the transactions contemplated hereby) relating to the sale, repurchase, assignment or other transfer of the Repurchase Shares;
7.2.4    This Agreement and the other Transaction Documents to which Holdco is a party constitute (or shall constitute when executed) valid, legal and binding obligations on Holdco in the respective terms of such documents;
7.2.5    the execution and delivery by Holdco of, and the performance by Holdco of its obligations under, each of the Transaction Documents to which it is or will be a party will not result in a breach of or conflict with any provision of its constitutional documents or any law, order or judgment that applies to or binds Holdco;
7.2.6    Holdco is acting as principal and not as agent or broker for any other person; and
7.2.7    no consent, action, approval or authorisation of, and no registration, declaration, notification or filing with or to, any Regulatory Authority is required to be obtained, or made, by Holdco to authorise the execution or performance of this Agreement by Holdco.
8    INDEMNITIES
8.1    Without limiting any other rights or remedies the Purchaser may have, Seller Parent shall indemnify the Purchaser, its Affiliates and any Purchaser Group Company (including any Target Group Company from and after Completion) (each, a “Purchaser Indemnified Party”) against, and shall pay to such Purchaser Indemnified Party a sum equal to all liabilities, costs, expenses, damages and losses (and all other reasonable professional costs and expenses, including attorney’s fees) suffered or incurred by such Purchaser Indemnified Party, arising out of or in connection with the following:
8.1.1    any breach of the Fundamental Warranties (a “Fundamental Warranty Claim”);
8.1.2    any breach of the General Warranties solely to the extent such breach arises solely from actions taken by, or any failure to take a required action by, the Sellers or S1 Personnel at any time in the period commencing on January 27, 2022 and ending on the Completion Date (an “Indemnified General Warranty Claim”);
8.1.3    any liability for Tax of a Target Group Company (other than a liability which arises in the ordinary course of business of a Target Group Company) which (i) relates to a period up to and including the Completion Date and (ii) arises solely from actions taken by, or any failure to take a required action by, the Sellers or S1 Personnel at any time in the period commencing on January 27, 2022 and ending on the Completion Date (an “Indemnified Tax Claim”); or
8.1.4    the Specified Matter (a “Specified Matter Claim”) or the Specified Case (a “Specified Case Claim”); provided that, notwithstanding the foregoing, Sellers’ obligations in this clause shall be limited only to the liabilities, costs, expenses, damages and losses (and the other reasonable professional costs and expenses,
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including attorney’s fees) suffered or incurred by such Purchaser Indemnified Party as a direct result of the Specified Case or Specified Matter Claim (as applicable).
Provided, however that notwithstanding the foregoing, in no event will any of the Sellers have any obligation pursuant to the foregoing clauses 8.1.2 or 8.1.3 to indemnify any Purchaser Indemnified Party for any fact, matter, circumstance or Claim (including any breach of any representation or warranty) that is a result of any action, or failure to take a required action, by any Target Group Company or any Protected Personnel that was not taken (or failed to be taken) at the express direction of S1 Personnel (“Excluded Claims”). For the avoidance of doubt Indemnified General Warranty Claims and Indemnified Tax Claims will not include any Excluded Claims.
8.2    Any Claim validly made hereunder (which, for the avoidance of doubt, excludes Excluded Claims) and actually made by a Purchaser Indemnified Party pursuant to the foregoing clauses 8.1.1, 8.1.2 and 8.1.3 is referred to herein as a “Covered Indemnity Claim” and collectively as the “Covered Indemnity Claims”. For the avoidance of doubt Covered Indemnity Claims will not include the Special Indemnity Claims.
8.3    Any payment made by Seller Parent in respect of a Covered Indemnity Claim or a Special Indemnity Claim shall include an amount in respect of all costs and expenses reasonably and properly incurred by the Purchaser Indemnified Parties in bringing such Covered Indemnity Claim or Special Indemnity Claim.
9    LIMITATIONS ON LIABILITY
9.1    The provisions of Schedule 6 shall apply in relation to any Claims made hereunder.
9.2    For the avoidance of doubt, nothing in this Agreement or the Schedules hereto (including for the avoidance of doubt clause 5, this clause 9 and Schedule 6 hereto) shall have the effect of excluding or limiting any liability of any person arising as a result of fraud.
10    TAX
10.1    The provisions of Schedule 5 shall apply from Completion.
11    PROTECTIVE COVENANTS
11.1    Subject to clause 11.2, Seller Parent hereby covenants to the Purchaser that Seller Parent and any Affiliates under its control (excluding any Target Group Company), shall not, without the prior written consent of the board of directors of the Target Company at such time (the “Board”), directly or indirectly, whether acting on their own account or in conjunction with or through any one or more persons, and whether as principal, shareholder, member, partner, agent, manager, advisor, consultant or in any other capacity whatsoever:
11.1.1    during the Restricted Period in the Restricted Territory:
(a)    carry on, or be concerned, engaged or otherwise interested in any anti-virus, virtual private network (VPN), identity theft protection, password
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manager or ad blocking business (collectively, the “Restricted Business”), provided that nothing shall prevent: (i) Seller Parent or any of its Affiliates from, in the ordinary course of business, engaging with, entering into agreements with or providing services to third party customers who own or operate a Restricted Business and such engagement, agreement or provision of services does not otherwise violate Seller Parent’s obligations under this clause 11; or (ii) Seller Parent or any of its Affiliates engaging in the business of ad blocking as part of its Startpage or existing Search Distribution Services product offerings provided that such ad blocking service is not offered on a standalone basis;
(b)    intentionally seek to induce any Person to cease conducting the Restricted Business (or any component thereof) with, or to reduce the amount of the Restricted Business (or any component thereof) conducted with or to vary adversely the terms upon which it conducts business with any Target Group Company;
(c)    intentionally seek to interfere with or influence in any manner adverse to the Target Group the relationship between any Target Group Company and any other Person in respect of the Restricted Business; or
(d)    employ or engage, or solicit the employment or engagement of, any Restricted Employee (whether or not such person would commit a breach of contract by reason of leaving the service of the Target Company or any Target Group Company);
11.1.2    at any time after Completion, (i) use or cause to be used as a corporate, business or trading name or in connection with any supply of goods and/or services, or as party of any application for any trade mark or domain name registration, and whether or not in any combination with any other name, mark, style or logo, the Business Names, or a translation or derivative thereof, (ii) directly or indirectly use in any manner any trademark or name that is confusingly similar to a Business Name, (iii) directly or indirectly challenge or interfere with, or file any applications which conflict with, any of the Target Group Companies’ rights in any Business Name, or (iv) seek to register in any jurisdiction any Business Name or contest the use, ownership, validity or enforceability of any rights of the Target Group Companies in or to any Business Name;
11.1.3    at any time after Completion, in any way hold themselves out as representing the Target Group or the Business; or
11.1.4    assist, cause, procure or facilitate any person to do any such act or thing as is referred to in this clause 11.1.
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11.2    Nothing in clause 11.1 shall prevent Seller Parent or any of its Affiliates from:
11.2.1    general solicitations for employment through advertisements or other means not specifically directed toward Restricted Employees;
11.2.2    soliciting and hiring any Person who is no longer employed by a Target Group Company at least six (6) months prior to the time of any solicitation or hiring; or
11.2.3    acquiring, directly or indirectly, up to three percent (3%) of the outstanding stock of any Person that is publicly traded on a national securities exchange or in the over the counter market so long as Seller Parent (including through any entity controlled by Seller Parent) has no active participation in the business or management of such Person.
11.3    The provisions contained in this clause 11 are:
11.3.1    considered reasonable by the parties in all respects, both individually and in aggregate, and the duration, extent and application of each of such restrictions are no greater than is necessary for the protection of the goodwill of the Target Group and its Business, but in the event that any of them should be found to be void but would be valid if some part of any such clauses were deleted or the period or area of application reduced, such provisions shall apply with such modification as may be necessary to make them valid and effective; and
11.3.2    separate, independent and severable, and shall be enforceable against Seller Parent accordingly.
12    POST COMPLETION
12.1    Each of the Sellers undertakes that, with effect from Completion and as long as any of the Sellers remain the registered holder of any of the Sale Shares, such Seller shall:
12.1.1    hold the relevant Sale Shares (and the dividends and other distributions of profits, surplus or other assets and all rights, including voting rights, in respect of or arising out of the Sale Shares) in trust for the Purchaser and its successors in title; and
12.1.2    deal with and dispose of the Sale Shares and all such dividends, distributions and rights at all times as directed by the Purchaser or any such successor.
12.2    For a period of seven years from Completion, provided the Purchaser still controls the Target Group, the Purchaser shall use commercially reasonably efforts to, and shall procure that each Target Group Company shall use commercially reasonable efforts to:
12.2.1    preserve and maintain all books, records and documents in the possession of the Target Group existing on the Completion Date which relate to any Target Group Company and pertain to events occurring prior to Completion; and
12.2.2    make all such books, records and documents available for inspection by the Sellers and their respective representatives, and to permit the Sellers and their
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respective representatives to have reasonable access during normal working hours to, and to take copies (at such person’s own expense) of such books, records and documents, and to otherwise provide reasonable access to any director, officer, employee or agent or adviser of the Target Group, in each case to the extent reasonably required in connection with any audit process by the Sellers or their respective representatives and subject to reasonable advance notice being given, and so long as conducted in a manner that does not unreasonably interfere or disrupt the personnel and operations of any Target Group Company.
13    W&I INSURANCE
13.1    The Purchaser shall use its best endeavours to enter into and maintain a buy-side warranty and indemnity insurance policy (the “W&I Policy”) and shall ensure that:
13.1.1    the W&I Policy includes a binding and irrevocable third party stipulation for no consideration for the benefit of the Sellers that the W&I Insurer is not entitled to subrogate against, or otherwise claim from, any of the Sellers or any of its directors and officers under, or in connection with, this Agreement, except in the case of fraud by a Seller;
13.1.2    the terms of the W&I Policy related to subrogation or claims for contribution are not amended or varied without the prior written consent of Seller Parent;
13.1.3    the insurance premium payable in connection with the W&I Policy is paid to the W&I Insurer as required under the W&I Policy; and
13.1.4    neither the Purchaser nor any member of the Purchaser Group shall terminate, cancel or take any other action or omit to do anything which would make the W&I Policy void or voidable.
14    CONFIDENTIALITY AND ANNOUNCEMENTS
14.1    Subject to clause 14.2 and 14.3, Seller Parent shall (and shall procure that the Seller Related Parties shall) and the Purchaser shall (and shall procure that its Connected Persons shall) hold in strict confidence and neither use nor disclose to any Person nor allow any person to access any Confidential Information.
14.2    Clause 14.1 shall not apply to any Confidential Information to the extent that it:
14.2.1    is or becomes available to the public, other than in connection with a breach of clause 14.1;
14.2.2    is required to be disclosed pursuant to any applicable law or regulation or the rules of any stock exchange, or in connection with any audit or legal proceedings or pursuant to any request or demand from any court or arbitral tribunal or any legal, regulatory or supervisory authority; provided that the relevant party shall (and shall procure that the person(s) subject to such disclosure requirement, request or demand shall), in each case to the extent reasonably practicable and legally
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permitted, exercise reasonable efforts to notify the other party of such requirement reasonably in advance of making such disclosure so as to give the other party a reasonable opportunity to seek confidential treatment of such disclosure;
14.2.3    is Target Confidential Information which is required to be disclosed by Seller Parent or a Seller Related Party in the proper course of their duties as an employee and/or director of any Target Group Company; or
14.2.4    is included in any press release in the Approved Form.
14.3    Notwithstanding any provision of this clause 14, the parties may disclose any Confidential Information to their professional advisers, Affiliates and Connected Persons provided that such recipients are informed of the confidential nature of the Confidential Information and directed to keep such Confidential Information confidential.
14.4    Without prejudice to the other provisions of this clause 14 the parties agree that the only announcements they shall make in relation to the Transaction shall be in the form of the press releases in the Approved Form, save for any announcements by Seller Parent or its Affiliates required by any law, regulation or governmental or other authority.
15    PAYMENTS
15.1    Save as otherwise provided in this Agreement, any payments to be made to the Sellers (or any of them) shall be made to the bank account with the following bank details:
Bank name:            Citibank, N.A.
Account Name:            System1 LLC
Currency:            US Dollars
Account number:            31043855
ABA/Routing:            021000089
SWIFT:                CITIUS33
15.2    Any payments to be made to the Purchaser pursuant to this Agreement shall be made to such bank account as the Purchaser may notify in writing from time to time.
15.3    Save as otherwise provided in this Agreement, any payments to be made pursuant to this Agreement shall be made in USD and in cash in immediately available funds by electronic transfer on the due date for payment. Receipt of the amount due shall be an effective discharge of the relevant payment obligation and the person making the payment shall not be concerned to see the application of the monies so paid.
16    EFFECT OF COMPLETION
16.1    This Agreement, and any document referred to in it which is capable of being performed after but which has not been performed at or before Completion, shall remain in full force and effect notwithstanding Completion.
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17    FURTHER ASSURANCES
17.1    Each party shall use all reasonable endeavours to do or procure to be done all such further acts and things and execute or procure the execution of all such other documents as the other party may from time to time reasonably require to give full effect to this Agreement.
17.2    Seller Parent, for itself and each Seller Group Company, and its and their respective former, current and future directors, officers, employees, general and limited partners, managers, members, controlled Affiliates, attorneys, assignees, agents, advisors, and representatives, and any former, current or future estates, heirs, executors, administrators, trustees, successors and assigns of any of the foregoing (each, a “Seller Releasor”):
17.2.1    hereby irrevocably and unconditionally waives, releases and discharges the Purchaser, each Purchaser Group Company, the Target Group Companies and each of their respective controlled Affiliates, successors and assigns (each a “Purchaser Released Party”) from any and all claims, actions, proceedings or demands that any Seller Releasor has or had at any time up to and including the Completion against any Purchaser Released Party in connection with, arising out of or relating to any transaction, affair or occurrence between or involving any Purchaser Released Party; and
17.2.2    confirms that as at Completion, all debts and accounts owed by the Seller Group to the Target Group have been fully paid or otherwise discharged or assumed by the Purchaser.
17.3    The Purchaser, for itself and each Purchaser Group Company, and its and their respective former, current and future directors, officers, employees, general and limited partners, managers, members, controlled Affiliates, attorneys, assignees, agents, advisors, and representatives, including each Target Group Company, and any former, current or future estates, heirs, executors, administrators, trustees, successors and assigns of any of the foregoing (each, a “Purchaser Releasor”):
17.3.1    hereby irrevocably and unconditionally waives, releases and discharges, the Seller Parent, each member of the Seller Group and each of their respective controlled Affiliates, successors and assigns (each a “Seller Released Party”) from any and all claims, actions, proceedings or demands that any Purchaser Releasor has or had at any time up to and including the Completion against any Seller Released Party in connection with, arising out of or relating to any transaction, affair or occurrence between or involving any Seller Released Party; and
17.3.2    confirms that as at Completion, all debts and accounts owed by the Target Group to the Seller Group have been fully paid or otherwise discharged
17.4    Notwithstanding the foregoing, nothing in clauses 17.2 and 17.3 will release any party from:
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17.4.1    its obligations pursuant to this Agreement, the Transaction Documents or any documentation entered into in connection with the Transaction (including the Google Payments Letter Agreement or the Bing Agreement),
17.4.2    any obligations of any Target Group Company to reimburse Seller Parent or any member of the Seller Group for expenses, including advertising spend, incurred prior to Completion on Target Company’s behalf, or any obligations of Seller Parent to the Target Company for revenue received by Seller Parent or members of the Seller Group on any Target Group Company’s behalf, in each case, in the ordinary course of business,
17.4.3    any directors’ or officers’ rights to indemnification or insurance under the constating documents of any Purchaser Released Party or Seller Released Party, or
17.4.4    any claims, actions, proceedings or demands in connection with, arising out of or relating to fraud or breach of fiduciary duty by any Purchaser Released Party or Seller Released Party.
18    NOTICES
18.1    Notices under this Agreement shall only be effective if made in writing and in English, and sent to a party at its address or email address and (where relevant) marked for the attention of such individual as set out below (or to such other address or email address and marked for the attention of such other person as a party may notify from time to time in accordance with this clause):
18.2    The address and email address of the Purchaser referred to in clause 18.1 are:
Address:            c/o Just Develop It Limited
16-18 Barnes Wallis Road
Segensworth, Hampshire UK
                PO15 5TT
For the attention of:    Daniel Richards
Email:            Dan.richards@justdevelop.it
With a copy to (which shall not constitute notice hereunder):
Address:            Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019

For the attention of:    Kevin O’Mara
Email:            komara@willkie.com;
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18.3    The address and email address of the Sellers referred to in clause 18.1 are:
Address:            4235 Redwood Avenue
Los Angeles, CA 90066 USA
For the attention of:    Daniel Weinrot
dweinrot@system1.com
With a copy to (which shall not constitute notice hereunder):
Address:            Latham and Watkins
                99 Bishopsgate, London
EC2M 3XF, UK
For the attention of:    Emily Cridland; Robbie McLaren; Andrew Clark; Alex Voxman
Email:        Emily.Cridland@lw.com
Robbie.McLaren@lw.com
Andrew.Clark@lw.com
Alex.Voxman@lw.com
18.4    A notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given:
18.4.1    if delivered personally, on delivery;
18.4.2    if sent by first class inland post, two clear Business Days after the date of posting;
18.4.3    if sent by airmail, five clear Business Days after the date of posting; or
18.4.4    if sent by email, at the time of transmission (unless the sender receives a delivery failure message), provided that any notice given on a day which is not a Business Day or after 5 p.m. (local time at the place of receipt) on any day, shall be deemed to be given at 10 a.m. (local time at the place of receipt) on the next Business Day.
18.5    In proving delivery of a notice, it shall be sufficient to prove that delivery was made in person or that the envelope containing the notice was properly addressed and posted (with all postage prepaid in full) or, in the case of a notice sent by email, that the email was correctly addressed and sent (and no delivery failure message was received).
19    ENTIRE AGREEMENT
19.1    This Agreement constitutes the whole and only agreement between the parties relating to the subject matter of this Agreement and supersedes any previous agreement, whether written or oral, between the parties relating to the subject matter of this Agreement.
19.2    Each party acknowledges that in entering into this Agreement, it is not relying upon, and shall have no claim or remedy in respect of, any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever,
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whether or not in writing, relating to the subject matter of this Agreement made or given by any person at any time before the date of this Agreement (a “Pre-Contractual Statement”), in each case that is not set out in this Agreement.
19.3    Except in the case of fraud, no party shall have any right of action against any other party arising out of or in connection with any Pre-Contractual Statement except to the extent it is repeated in this Agreement.
20    REMEDIES AND WAIVERS
20.1    Any waiver of any right, power or remedy under this Agreement shall only be effective if agreed in writing by the party against whom such waiver is intended to be effective. No delay or omission by any party in exercising any right, power or remedy provided by law or under this Agreement shall affect that right, power or remedy or operate as a waiver of it. The single or partial exercise of any such right, power or remedy shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.
20.2    The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law. No party shall be liable to compensate any other party for, or to make any payment in respect of, the same loss or damage suffered under this Agreement more than once.
21    VARIATION
21.1    No variation of, or amendment or modification to, this Agreement shall be valid unless such variation, amendment or modification is agreed in writing (which, for this purpose, does not include email) and signed by or on behalf of the Purchaser and Seller Parent.
22    INVALIDITY
22.1    Each provision of this Agreement is severable. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair the validity, legality or enforceability under the law of that jurisdiction of any other provision of this Agreement or the validity, legality or enforceability under the law of any other jurisdiction of that or any other provision. Without prejudice to the foregoing, if any invalid, illegal or unenforceable provision of this Agreement would be valid, legal and enforceable if some part of it were deleted or modified, the parties shall use all reasonable efforts to replace it with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.
23    ASSIGNMENT
23.1    Subject to clause 23.2, no party may assign, transfer or create any trust in respect of the benefit or burden of any provision of this Agreement without the prior written consent of each other party. Any purported assignment, transfer or creation of trust in contravention of this clause 23 shall be void.
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23.2    The Purchaser may assign its rights under this Agreement and any Transaction Document to which it is a party:
23.2.1    to any Affiliate of Purchaser or to any Purchaser Group Company (provided that: (i) if the assignee ceases to be an Affiliate of Purchaser or a Purchaser Group Company, it shall immediately assign its rights under this Agreement and any Transaction Document to the Purchaser, an Affiliate of Purchaser, or a Purchaser Group Company; (ii) the assignee shall not be entitled to recover any greater amount from the Sellers in exercising its rights than that to which the Purchaser would have been entitled in the absence of any such assignment; and (iii) the Purchaser will remain jointly and severally liable for any obligations under this Agreement); or
23.2.2    by way of security to any bank(s) and/or financial institution(s) lending money or making other banking facilities available to the Purchaser or any Purchaser Group Company (provided that the Sellers may continue to deal with the Purchaser in connection with all matters arising under this Agreement unless the Sellers receive written notice of any enforcement of the relevant security interest), provided that no Seller shall be under an obligation to pay any amounts to the Purchaser (including under clause 25.1) as it would otherwise have been required to pay had the Purchaser not assigned this Agreement or the benefits arising under it.

24    COSTS AND EXPENSES
24.1    Save as otherwise specified in this Agreement, each party hereto shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement and any matter contemplated by it.
24.2    The Purchaser shall bear all stamp duty, stamp duty reserve tax, stamp duty land tax or other similar documentary, transfer or registration duties or Taxes (including in each case any related interest or penalties) arising as a result of the sale and transfer of the Sale Shares pursuant to this Agreement or of any of the other Transaction Documents.
25    PAYMENTS, SET OFF AND DEFAULT INTEREST
25.1    All payments made by any party under this Agreement shall be made free from any set-off, counterclaim or other deduction or withholding of any nature whatsoever, except for deductions or withholdings required to be made by law. If any such deductions or withholdings are required by law to be made from such payments for or on account of Tax (other than any payments of the Share Consideration or interest) the amount of the payment shall be increased by such amount as will, after the deduction or withholding has been made, leave the recipient of the payment with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.
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25.2    If any sum payable under this Agreement (other than any payment of the Share Consideration or interest) shall be subject to Tax in the hands of the recipient, the amount of the payment shall be increased by such amount as will, after the relevant payment has been subject to Tax, leave the recipient of the payment with the same amount as it would have been entitled to receive and retain in the absence of such Tax and, in applying this clause, no account shall be taken of the extent to which any such Tax may be mitigated or offset by any Purchaser’s Relief (as defined in Schedule 5) available to the recipient so that where any such Purchaser’s Relief (as defined in Schedule 5) is available the additional amount payable under this paragraph shall be the amount which would have been payable in the absence of such availability.
25.3    If any sum due for payment under this Agreement is not paid on the due date, the party in default shall, forthwith on demand at any time, pay interest on such sum from and including the due date to and including the date of actual payment (whether before or after judgment) at the rate of four percent (4%) per annum above the base rate of Barclays Bank plc from time to time, such interest to accrue on a day-to-day basis and on the basis of a 365-day year.
26    THIRD PARTY RIGHTS
26.1    Except as otherwise provided in this Agreement, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 or otherwise to enforce or to enjoy the benefit of any term of this Agreement.
26.2    Each Target Group Company may enforce clause 26.1 under the Contracts (Rights of Third Parties) Act 1999.
26.3    Each Seller Group Company may enforce clause 26.1 under the Contracts (Rights of Third Parties) Act 1999.
26.4    Notwithstanding any provision of this Agreement, the consent of any person who is not a party to this Agreement shall not be required to vary, suspend, enforce or terminate this Agreement or any of its terms, or to assign or transfer any rights or obligations, or to grant any waiver under or in connection with this Agreement, at any time.
27    COUNTERPARTS
27.1    This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument. Delivery of a counterpart by email attachment or fax shall be an effective mode of delivery.
28    GOVERNING LAW AND JURISDICTION
28.1    This Agreement and any matter, claim or dispute arising out of or in connection with it, whether contractual or non-contractual, shall be governed by, construed and determined in accordance, with English law. Each party irrevocably submits to the exclusive jurisdiction of
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the Courts of England and Wales in respect of any matter, claim or dispute, whether contractual or non-contractual, arising out of or in connection with this Agreement
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IN WITNESS of which this agreement has been entered into by the parties on the date stated at the beginning of it.

Signed by System1, Inc. acting by	/s/ Michael Blend
Michael Blend, Chief Executive Officer and Chairman of the Board

Signed by Orchid Merger Sub II, LLC acting by	/s/ Michael Blend
Michael Blend, President and Chief Executive Officer

Signed by Sonic Newco, LLC acting by	/s/ Michael Blend
Michael Blend, President and Chief Executive Officer

Signed by JDI Antarctica Limited acting by	/s/ Christopher Phillips
Christopher Phillips, Director

Signed by JDI Antarctica Sub II Limited acting by	/s/ Christopher Phillips
Christopher Phillips, Director

SCHEDULE 1
PART 1

THE TARGET COMPANY

Name:	TOTAL SECURITY LIMITED
Registered number:	10161957
Registered office:	16-18 Barnes Wallis Road, Segensworth, Fareham, Hampshire PO15 5TT
Issued share capital:	Divided into: 7,992,009 A Preference shares of £0.001 each 7,960,105 B Ordinary shares of £0.001 each
Registered shareholder(s) (and number of Sale Shares held):
Seller Parent - 928,662 A Preference shares of £0.001 each and 924,955 B Ordinary shares of £0.001 each
Seller MergerSub - 3,068,142 A Preference shares of £0.001 each and 3,055,894 B Ordinary shares of £0.001 each
Seller NewCo - 3,995,205 A Preference shares of £0.001 each and 3,979,256 B Ordinary shares of £0.001 each

Beneficial owner(s) of Sale Shares (if different) and number of Sale Shares beneficially owned:	N/A
Directors and shadow directors:	Nicholas Grahame Baker Michael Blend Tridivesh Dey Kidambi Christopher Stephen Phillips
Secretary:	Gibson Whitter Secretaries Limited
Auditor:	PWC
Registered charges:	None

PART 2

THE TARGET SUBSIDIARIES

Name:	HOST PLUS LIMITED
Registered number:	12823147
Registered office:	Larch House, Parklands Business Park, Denmead, Hampshire PO7 6XP
Issued share capital:	10,000 Ordinary shares of £0.01 each
Registered shareholder(s) (and number of shares held):	Target Company holds 10,000 Ordinary shares of £0.01 each
Beneficial owner of share(s) (if different) and number of shares beneficially owned:	N/A
Directors and shadow directors:	Nicholas Grahame Baker Michael Blend Christopher Stephen Phillips Total Security Limited
Secretary:	None
Auditor:	PWC
Registered charges:	None

Name:	PROTECTED ANTIVIRUS LIMITED
Registered number:	11173270
Registered office:	Larch House, Parklands Business Park, Denmead, Hampshire PO7 6XP
Issued share capital:	100 Ordinary shares of £1.00 each
Registered shareholder(s) (and number of shares held):	Target Company holds 100 Ordinary shares of £1.00 each
Beneficial owner of share(s) (if different) and number of shares beneficially owned:	N/A
Directors and shadow directors:	Christopher Stephen Phillips
Secretary:	None
Auditor:	PWC
Registered charges:	None

Name:	SCANGUARD ANTIVIRUS LIMITED
Registered number:	11173771
Registered office:	Larch House, Parklands Business Park, Denmead, Hampshire PO7 6XP
Issued share capital:	100 Ordinary shares of £1.00 each
Registered shareholder(s) (and number of shares held):	Target Company holds 100 Ordinary shares of £1.00 each
Beneficial owner of share(s) (if different) and number of shares beneficially owned:	N/A
Directors and shadow directors:	Christopher Stephen Phillips
Secretary:	None
Auditor:	PWC
Registered charges:	None

Name:	TOTALAV ANTIVIRUS LIMITED
Registered number:	11173677
Registered office:	Larch House, Parklands Business Park, Denmead, Hampshire PO7 6XP
Issued share capital:	100 Ordinary shares of £1.00 each
Registered shareholder(s) (and number of shares held):	Target Company holds 100 Ordinary shares of £1.00 each
Beneficial owner of share(s) (if different) and number of shares beneficially owned:	N/A
Directors and shadow directors:	Christopher Stephen Phillips
Secretary:	None
Auditor:	PWC
Registered charges:	None

Name:	PC PROTECT ANTIVIRUS LIMITED
Registered number:	11173939
Registered office:	Larch House, Parklands Business Park, Denmead, Hampshire PO7 6XP
Issued share capital:	100 Ordinary shares of £1.00 each
Registered shareholder(s) (and number of shares held):	Target Company holds 100 Ordinary shares of £1.00 each
Beneficial owner of share(s) (if different) and number of shares beneficially owned:	N/A
Directors and shadow directors:	Christopher Stephen Phillips
Secretary:	None
Auditor:	PWC
Registered charges:	None

Name:	WE OPTIMIZE LIMITED
Registered number:	14162466
Registered office:	Larch House, Parklands Business Park, Denmead, Hampshire PO7 6XP
Issued share capital:	1 Ordinary share of £1.00
Registered shareholder(s) (and number of shares held):	Target Company holds 1 Ordinary share of £1.00
Beneficial owner of share(s) (if different) and number of shares beneficially owned:	N/A
Directors and shadow directors:	Michael Blend Tridivesh Dey Kidambi Total Security Limited
Secretary:	None
Auditor:	PWC
Registered charges:	None

Name:	PROTECTED.NET LLC
Registered File number:	6978662
Registered office:	c/o National Registered Agents, Inc. 1209 Orange Street Wilmington, DE 19801
Membership Interest:	$100
Registered members (and membership interests held):	Target Company is the sole member
Beneficial owner of share(s) (if different) and number of shares beneficially owned:	N/A
Directors and shadow directors:	Christopher Phillips
Secretary:	None
Auditor:	PWC
Registered charges:	None

Name:	CYBER SECURITY SERVICE LLC
Registered File number:	6082455
Registered office:	c/o National Registered Agents, Inc. 1209 Orange Street Wilmington, DE 19801
Membership Interests:	$100
Registered members (and membership interests held):	Target Company is the sole member
Beneficial owner of share(s) (if different) and number of shares beneficially owned:	N/A
Directors and shadow directors:	Christopher Phillips
Secretary:	None
Auditor:	PWC
Registered charges:	None

Name:	NETWORK PROTECT LLC
Registered File number:	6978659
Registered office:	c/o National Registered Agents, Inc. 1209 Orange Street Wilmington, DE 19801
Membership Interest:	Amount: $100
Registered members (and membership interests held):	Network Protect Limited is the sole member
Beneficial owner of share(s) (if different) and number of shares beneficially owned:	N/A
Directors and shadow directors:	Christopher Phillips
Secretary:	None
Auditor:	PWC
Registered charges:	None

SCHEDULE 2

COMPLETION OBLIGATIONS
1    SELLER OBLIGATIONS
1.1    At and with effect from Completion, Seller Parent shall deliver (or procure the delivery) to the Purchaser or the Purchaser’s Solicitors:
1.1.1    transfers of the Sale Shares in favour of the Purchaser in the Approved Form, duly executed by the relevant Seller;
1.1.2    share certificates relating to the Sale Shares (or an indemnity in the Approved Form in respect of any lost or destroyed certificate);
1.1.3    a letter of resignation from:
(a)    each of Michael Blend and Tridivesh Dey Kidambi resigning at Completion, as a director and/or officer of the Target Company and, if applicable, each other Target Group Company, in the Approved Form;
(b)    Christopher Phillips resigning at Completion, as a director of Seller Parent, in the Approved Form;
1.1.4    board resolutions of the Target Company approving (among other things):
(a)    the Transaction and entry into the Transaction Documents to which it is a party;
(b)    the resignations referred to at subclause 1.1.3 above; and
(c)    the registration of the transfer of Sale Shares subject only to the transfers being duly stamped.
1.1.5    board resolutions of each of Host Plus Limited and We Optimize Limited approving the resignations referred to at subclause 1.1.3 above;
1.1.6    the Disclosure Letter duly executed by or on behalf of Seller Parent;
1.1.7    the Bing Agreement, in Approved Form, duly executed by Seller Parent and the Target Company;
1.1.8    a letter from Seller Parent, in Approved Form, confirming that it has ceased to be a registrable relevant legal entity (within the meaning of section 790C of the CA 2006) in relation to the Target Company;
1.1.9    an irrevocable power of attorney, in Approved Form, duly executed by each Seller in favour of the Purchaser or Holdco, as applicable, to secure the Purchaser’s interest in the relevant Sale Shares pending registration of the transfer in the Target Company’s register of members;

1.1.10    executed copies of the Onyx Payoff Documentation, in Approved Form; and
1.1.11    the Google Payments Letter Agreement, in Approved Form, duly executed by Seller Parent and the Target Company.
2    PURCHASER OBLIGATIONS
2.1    Conditional on the Sellers complying with all of their obligations under clause 2 above, at Completion the Purchaser shall:
2.1.1    pay, or cause to be paid, the Cash Consideration in accordance with clause 15.1;
2.1.2    deliver to Seller Parent a copy of a resolution of the board of directors (or similar governing body) of the Purchaser and of Holdco approving and authorising the execution and completion of this Agreement, each other Transaction Document to which it is a party and the transactions contemplated thereby;
2.1.3    deliver to Seller Parent an acknowledgement of receipt of the Disclosure Letter;
2.1.4    deliver (or cause to be delivered) to Seller Parent stock powers of attorney of the Repurchase Shares in favour of Seller Parent in the Approved Form, duly executed by Holdco.
(a)

SCHEDULE 3

LEAKAGE AND PERMITTED LEAKAGE
1    LEAKAGE
1.1    Subject to paragraph 2 below, “Leakage” means any:
(a)    dividend or distribution (whether interim or final, in cash or in kind) or any other return of capital (whether by reduction of capital, redemption, purchase of shares or otherwise) declared, authorised, paid or made by any Target Group Company to or for the benefit of Seller Parent or an Affiliate of Seller Parent (other than for the benefit of any of the Target Group Companies);
(b)    assets, including cash, transferred or surrendered by or on behalf of any Target Group Company to or for the benefit of Seller Parent or an Affiliate of Seller Parent (other than any of the Target Group Companies);
(c)    guarantee, indemnity or security in respect of any obligation of, or otherwise for the benefit of, Seller Parent or an Affiliate of Seller Parent (other than any of the Target Group Companies to the extent expressly listed under subclause (c) of Schedule 3 of the Disclosure Letter) which is entered into or granted by or on behalf of any Target Group Company(other than any indemnities given by any Target Group Companies to professional advisers in engagement letters relating to the Transaction to the extent expressly listed under subclause (c) of Schedule 3 of the Disclosure Letter);
(d)    liability (including any indebtedness, expenses or costs) of, incurred by or relating to Seller Parent or an Affiliate of Seller Parent (other than any of the Target Group Companies), which is assumed, indemnified or incurred by any Target Group Company, or for which any Target Group Company otherwise becomes or has become directly or indirectly liable;
(e)    payments made to or for the benefit of Seller Parent or an Affiliate of Seller Parent (other than any of the Target Group Companies) in respect of any shareholder loan or any management, service or other similar fee or compensation by or on behalf of any Target Group Company;
(f)    liability to any Target Group Company of Seller Parent or an Affiliate of Seller Parent (other than any of the Target Group Companies), including any amount owed to any Target Group Company by Seller Parent or an Affiliate of Seller Parent (other than any of the Target Group Companies), which is waived, reduced or released;
(g)    transaction, agreement or arrangement entered into or made between any Target Group Company and Seller Parent or an Affiliate of Seller Parent (other than any of the Target Group Companies) which is not on arm’s length and to the extent expressly listed under subclause (g) of Schedule 3 of the Disclosure Letter;

(h)    fees, costs or expenses of any advisors or other third party service providers in connection with the Transaction, which are incurred or paid by any Target Group Company or for which any Target Group Company is or becomes liable for the benefit of Seller Parent or any of its Affiliates (other than the Target Group Companies);
(i)    Transaction-related bonuses, benefits or other payments to any employees, officers or directors of Seller Parent or an Affiliate of Seller Parent (other than any Target Group Company), which are incurred or paid by any Target Group Company or for which any Target Group Company is or becomes liable as a result of the consummation of the transactions contemplated under this Agreement;
(j)    without duplication, Tax paid or payable in respect of any of the matters referred to in (a) to (i) (inclusive) above; and
(k)    any agreement, arrangement or understanding made or entered into by or on behalf of any Target Group Company, which gives rise (or the full or partial performance of which would give rise) to any of the matters referred to in (a) to (j) (inclusive) above.
provided that where the benefit of any Leakage is received by a person other than the Seller Parent or an Affiliate of Seller Parent (other than any Target Group Company) such matters will only be considered Leakage to the extent it occurs as a result of any action taken by, or the failure to take a required action by, any Seller or S1 Personnel.
2    PERMITTED LEAKAGE
The following matters (being “Permitted Leakage”) shall not constitute Leakage:
(a)    any payments made (or to be made) by any Target Group Company to any Seller Related Party details of which are expressly listed under subclause (a) of Schedule 3 of the Disclosure Letter;
(b)    any payments made (or to be made) by any Target Group Company which have been specifically accrued, or to the extent that provision, reserve or allowance has been made for it, in the Locked Box Accounts;
(c)    any payments in respect of salaries, directors’ fees, pension contributions, performance or other bonuses or other re-imbursements, benefits, fees or expenses made to, or in respect of, services provided by Seller Parent or any Seller Related Party which are made (or to be made) by any Target Group Company in the ordinary course of business and in accordance with the terms of the related employment or service contract or arrangements provided such are listed under subclause (c) of Schedule 3 of the Disclosure Letter;
(d)    all matters set out in the account transactions reports relating to each Target Group Company as expressly listed under subclause (d) of Schedule 3 of the Disclosure Letter;

(e)    any provision of service to Seller Parent or an Affiliate of Seller Parent in respect of time spent and services provided by employees of a Target Group Company, in each case in connection with the Transaction;
(f)    any payment made (or to be made) in connection with trading in respect of goods or services provided in the ordinary course of business on arms’ length terms, including (i) the Target Company’s payments in the ordinary course of business to Seller Parent or one of its Affiliates for advertising services paid by Seller Parent or an Affiliate of Seller Parent on the Target Company’s behalf, or (ii) payments in the ordinary course of business received by Seller Parent or one of its Affiliates on behalf of the Target Company pursuant to search revenue arrangements, or otherwise to the extent expressly listed under subclause (f) of Schedule 3 of the Disclosure Letter;
(g)    any payment made (or to be made) of agreed transaction bonuses to any employee of any Target Group Company to the extent expressly listed under subclause (g) of Schedule 3 of the Disclosure Letter;
(h)    directors’ and officers’ insurance costs consistent with the directors’ and officers’ insurance costs of the Target Group in the 12 months prior to the Locked Box Date to the extent expressly listed under subclause (h) of Schedule 3 of the Disclosure Letter;
(i)    any payment or agreement to make a payment contemplated by, or required to implement, or expressly required under any Transaction Document to the extent expressly listed under subclause (i) of Schedule 3 of the Disclosure Letter;
(j)    the forgiveness, release or assumption of any intercompany debt or balance owed by any Seller Related Party to any Target Group Company to the extent expressly listed under subclause (j) of Schedule 3 of the Disclosure Letter, including any Tax payable in connection with such forgiveness, release or assumption;
(k)    any agreement or arrangement made or entered into by any Target Group Company to do or give effect to any matter referred to in clauses 2(a) to 2(j) to the extent expressly listed under subclause (k) of Schedule 3 of the Disclosure Letter; and
(l)    without duplication, the payment or incurrence of any Tax (including any income tax and social security contributions deducted at source by any Target Group Company) that arises in respect of or as a consequence of any matter referred to in paragraphs (a) to (k) above, together with any employer social security contributions thereon.

SCHEDULE 4

WARRANTIES
PART 1

FUNDAMENTAL WARRANTIES
1    ENTRY INTO TRANSACTION DOCUMENTS
1.1    Power to enter into Transaction Documents. Each Seller has full power and authority to enter into and perform its obligations under this Agreement and any other Transaction Document to which such Seller is a party.
1.2    Entry into documents. The performance by each Seller of this Agreement and/or any Transaction Document to which such Seller is a party will not result in a breach or violation of any applicable laws, Regulation or order applicable to such Seller.
1.3    Binding obligations. This Agreement and the Transaction Documents to which such Seller is a party shall, when executed, constitute valid and binding obligations of such Seller.
1.4    Governmental authorisations. No consent, action, approval or authorisation of, and no registration, declaration, notification or filing with or to, any Regulatory Authority or Government Agency is required to be obtained, or made, by any Seller or any Seller Related Party to authorise the execution or performance of this Agreement by any Seller.
2    THE SALE SHARES AND THE TARGET GROUP COMPANIES
2.1    The Sale Shares. All the Sale Shares are fully paid and there is no liability to pay any additional contributions on the Sale Shares, and the Sellers are and shall immediately prior to Completion be: (i) the sole legal and beneficial owner of the relevant Sale Shares free from all Encumbrances; and (ii) entitled to transfer or procure the transfer of the relevant Sale Shares on the terms of this Agreement.
2.2    No third party interests. No person other than the relevant Seller in respect of the relevant Sale Shares has any interest of any nature in, or has any right (exercisable now or in the future and whether contingent or not) to call for or require the allotment, issue, creation or transfer of, or any other Encumbrance over or affecting, any issued or unissued share capital, loan capital or other securities in or of any Target Group Company.
2.3    Duly incorporated. Each Seller is validly formed or incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation.
2.4    Compliance with laws. Each Seller (excluding, for the avoidance of doubt, the Target Group and its directors, officers, management and employees who are not also S1 Personnel) has, so far as a failure to do so would have a material effect on the Target Group, conducted its business and affairs in accordance with its bye-laws and other constitutional documents and in accordance in all material respects with all applicable laws and Regulations including any Order from any Government Agency or Regulatory Authority.
PART 2

GENERAL WARRANTIES
1    ACCOUNTS
1.1    The Accounts. The Accounts:
(a)    fairly present, in all material respects, the consolidated financial position of the Target Group Companies, are not materially misleading and do not materially misstate the assets, liabilities, profits, losses or state of affairs of the Target Group Companies as of the respective dates thereof;
(b)    have been prepared in accordance with the standards, principles and practices specified on the face of the Accounts and in compliance with the Companies Act 2006 and accounting standards, policies, principles and practices generally accepted in the United Kingdom; and
(c)    such aforementioned standards have been consistently applied in the preparation of the accounts of the Target Group Companies with respect to the Accounts.
1.2    The Management Accounts.
(a)    The Management Accounts have been prepared in accordance with accounting policies, statements and practices used in preparing the Accounts applied on a consistent basis. Having regard to the purpose for which they were prepared, the Management Accounts fairly present, in all material respects, the consolidated financial position of the Target Group Companies, are not materially misleading and do not materially misstate the assets, liabilities, profits, losses or state of affairs of the Target Group Companies as at the date to which they relate.
(b)    The Locked Box Accounts have been prepared in accordance with accounting policies, statements and practices used in preparing the Management Accounts and Accounts applied on a consistent basis. Having regard to the purpose for which they were prepared, the Locked Box Accounts fairly present, in all material respects, the consolidated financial position of the Target Group Companies, are not materially misleading and do not materially misstate the assets, liabilities, profits, losses or state of affairs of the Target Group Companies as at the Locked Box Date.
1.3    Position since Locked Box Date. Since the Locked Box Date:
(a)    the Target Group Companies have carried on their business in all material respects in the ordinary and usual course of business, and no Target Group

Company has made or agreed to make any payment other than routine payments in the ordinary and usual course of business;
(b)    there has been no material adverse change in the financial or trading position or prospects of any member of the Target Group and so far as the Sellers are aware, no circumstance has arisen which gives rise to any such change;
(c)    no Target Group Company has issued or agreed to issue, and there has been no transfer of, any share or loan capital or other debt or equity security or similar interest;
(d)    no Target Group Company has entered into any contract, liability or commitment (whether in respect of capital expenditure or otherwise) which:
(i)    cannot be performed within its terms within three months after the date on which it was entered into or cannot be terminated on less than three months’ notice; or
(ii)    involved or may involve expenditure of more than $100,000 or an obligation of a material nature or magnitude;
(e)    no Target Group Company has acquired or disposed of, or agreed to acquire or dispose of, any one or more assets in a single transaction or series of connected transactions, where the value of such assets exceeds $100,000 in aggregate;
(f)    no Target Group Company has sold, assigned, pledged, transferred, mortgaged, leased, allowed to be dedicated to the public domain, cancelled, allowed to lapse, granted, encumbered, licensed, abandoned, or otherwise disposed of any Owned IP, except non-exclusive licenses granted in the ordinary course of business;
(g)    no Target Group Company has disclosed any of its trade secrets or any other Target Confidential Information, in each case, without entering into an agreement in usual and customary form and substance with the recipient protecting the confidentiality of the foregoing;
(h)    no Target Group Company has made any changes in terms of employment, including pension fund commitments, which taken together could increase the total staff costs of the Target Group Companies by more than $100,000 per annum or the remuneration of any one director or employee by more than $50,000 per annum;
(i)    no Target Group Company has materially altered or renegotiated the terms of any arrangements or agreements with its material customers or suppliers;
(j)    there has been no material increase or decrease in the levels of debtors or creditors of any Target Group Company;
(k)    no Target Group Company has repaid any borrowing or indebtedness in advance of its stated maturity;

(l)    no Target Group Company has borrowed or raised any money or entered into any form of financial facility or granted any security (or has agreed to do any of the same);
(m)    no Target Group Company has declared, authorised, paid or made any dividend or other distribution, nor has any Target Group Company reduced, redeemed, repurchased or reorganised any of its share or loan capital;
(n)    no resolution in general meeting or written resolution of shareholders of any Target Group Company has been passed; and
(o)    no change in the accounting reference period of any Target Group Company has been made.
1.4    No undisclosed liabilities. There are no actual liabilities or contingent liabilities of any of the Target Group Companies (whether or not those liabilities are required to be disclosed or provided for in accordance with generally accepted accounting principles) except for: (i) liabilities disclosed or provided for in the Accounts or Management Accounts; or (ii) immaterial liabilities incurred in the ordinary and usual course of business since the Locked Box Date.
1.5    As at the Locked Box Date, the level of debtors was not influenced in any material respect by calling in debtors in advance of the usual debtor days, and the level of creditors was not influenced in any material respect by paying creditors outside of the usual creditor days.
2    LITIGATION
2.1    No litigation. Save for the Specified Matter and other than as Disclosed in the Disclosure Letter, no Target Group Company is involved in or party to (whether as claimant or defendant or in any other capacity) any litigation, arbitration, mediation, contentious administrative proceedings or other dispute resolution proceedings and no such proceedings are pending or have been threatened in writing by or against a Target Group Company and there are no circumstances existing which are likely to lead to any such proceedings by or against a Target Group Company.
2.2    No judgment or award. There is no judgment, award, Order or decision outstanding or pending against any Target Group Company or its assets and no circumstances likely to give rise to such a judgment, award, Order or decision.
2.3    No external Financial Debt. No Target Group Company owes any Financial Debt to any person (including any Seller Related Party). No break fees or early repayment or prepayment fees shall be payable in respect of the repayment of any Financial Debt in accordance with this Agreement.
2.4    No events of default. No event of default or any other event or circumstance which would entitle any person to call for or require early repayment of any Financial Debt of any Target Group Company or to enforce any security given by any Target Group Company (or, in either case, any event or circumstance which with the giving of notice would constitute such an event or circumstance) has occurred.

2.5    Security interests. There is not outstanding any mortgage, charge, lien, pledge, debenture or other security interest of any kind given by or for the benefit of any Target Group Company.
2.6    No factoring. No Target Group Company is party to any agreement or arrangement under which it has factored, sold or discounted any of its debts.
2.7    Investigations. Other than as Disclosed in the Disclosure Letter, no Target Group Company is the subject of any ongoing official investigation or inquiry or proceedings initiated by any Regulatory Authority with regard to any actual or suspected violation or non-compliance with any law or Regulation nor do any circumstances or facts exist in relation to any Target Group Company (nor any person acting on behalf of any Target Group Company) and/or to the conduct of the business of the Target Group Companies which are likely to give rise to any such investigation or inquiry or proceedings.
3    REGULATORY AND COMPLIANCE MATTERS
3.1    Licences and permits. Each Target Group Company has obtained all licences, permits, permissions, approvals and authorisations (public or private) or consents (together, “Approvals”) required for carrying on its business legitimately and effectively in the places and in the manner in which it is carried on at the date of this Agreement (and in the twelve month period prior to the date of this Agreement) in accordance with all applicable laws and regulations and all Approvals remain in full force and effect. So far as the Sellers are aware, there are no circumstances which indicate that any Approval will or is likely to be suspended, cancelled, revoked or not renewed, in whole or in part, in the ordinary course of events (whether as a result of the Transaction or any of the Transaction Documents or otherwise). Copies and details of all Approvals have been Disclosed. No Approvals are due to expire in the 12 months following the date of this Agreement and no Approvals are subject to any onerous conditions.
3.2    No required actions. No Target Group Company has received any written notice or is under any order or direction from any Regulatory Authority requiring it to take or to omit any action (including in relation to any person acting for or on behalf of any Target Group Company) to rectify any violation or non-compliance with any Regulations.
3.3    Statutory books. The statutory books of each Target Group Company required to be kept by applicable laws in its jurisdiction of incorporation have been maintained in accordance with such laws in all material respects.
3.4    Filings. All returns, particulars, resolutions and documents required by law to be filed with or delivered to the Registrar of Companies in England and Wales and equivalent registries in other jurisdictions in respect of the Target Group Companies have been duly filed or delivered within the relevant time limits in accordance with applicable law.
3.5    Grants and allowances. Full and accurate details of all investment grants received by any Target Group Company and all other grants or loans received from any governmental department or agency or any local or other authority have been Disclosed.

4    BUSINESS ASSETS
4.1    Ownership. Each Target Group Company owns or is freely entitled to use all the assets (including IP) used to carry on its business as currently carried on and as carried on in Relevant Period. No such assets are subject to any Encumbrances. No Target Group Company has (outside the ordinary course and normal course of business) disposed of, or agreed to dispose of, any asset of its business included in the Accounts.
4.2    Possession. The assets (including IP) of the business of the Target Group Companies are in the possession of or under the control of the Target Group Companies and where any such assets are used but not owned by a Target Group Company, no event or circumstance has occurred which may entitle any person to terminate any agreement in respect of such use.
5    INSURANCE
5.1    Insurances. A summary of all insurance maintained by or covering each Target Group Company and its business (the “Insurances”) have been Disclosed. The details in that summary are true and accurate.
5.2    Not void or voidable. The Insurances are in full force and effect and are not void or voidable. All premiums payable to date in respect of the Insurances have been paid and so far as the Sellers are aware, there are no circumstances which might lead to the insurers avoiding any liability under them or the premiums being increased. Entry into or performance of the Transaction Documents will not have the effect of terminating, or entitling any insurer to terminate, cover under any Insurances.
5.3    Claims. Full and accurate details of all claims under any Insurances made by a Target Group Company in the 12 months before the date of this Agreement have been Disclosed. Neither any Seller nor any Target Group Company has made any claim under any Insurances which is still outstanding.
6    CONTRACTS
6.1    Material contracts. Details and true copies of all Material Agreements entered into by any Target Group Company have been Disclosed.
6.2    Terms of business. Copies of all standard terms upon which the Target Group Companies do business with any customers or suppliers, together with a full and accurate description of any instance where those terms are varied, relaxed or otherwise are not adhered to, have been Disclosed.
6.3    Onerous/unusual contracts. No Target Group Company is a party to any agreement, transaction, obligation, commitment, understanding or arrangement, and no such agreement exists:
(a)    under the terms of which, as a result of the entry into or performance of the Transaction Documents a liability or obligation of a Target Group Company shall be created or increased;

(b)    which is not in the ordinary and proper course of business or not on arm’s length terms;
(c)    which is a joint venture, consortium, partnership, distribution, or profit (or loss) sharing agreement;
(d)    under which any Target Group Company has sold or disposed of any company, undertaking or business (or any interest in any of the same) where it remains subject to any liability (whether contingent or otherwise);
(e)    which requires any Target Group Company to pay any commission, finder’s fee, royalty or the like;
(f)    which is between a Target Group Company and any supplier, customer or consultant and involves or is likely to involve expenditure by any Target Group Company of $100,000 or more per annum;
(g)    under which any Target Group Company has agreed to guarantee or provide any securities or indemnities in relation to any debt or obligation of any person, including any member of the Seller Group;
(h)    which contains covenants limiting or excluding any Target Group Company’s right to do business and/or to compete in any area or in any field or with any person;
(i)    is likely to result in a loss to any Target Group Company upon completion of performance or fulfilment of the Target Group Company’s obligations thereunder;
(j)    under which any Target Group Company is liable for any Transaction- related costs or expenses (including any such costs or expenses of any Seller or any adviser to any of the Sellers);
(k)    which is a recognition, procedural or other agreement between any Target Group Company and any recognised independent trade union; or
(l)    which is between a shareholder of any Target Group Company or any Affiliate of such shareholder, on the one hand, and any third party, on the other hand, pursuant to which any Target Group Company receives any services from or provides any services to such third party.
6.4    No invalidity; no termination notices. None of the Material Agreements are invalid and there are no grounds for rescission, avoidance or repudiation of, any Material Agreement. No Target Group Company has received any notice or other indication of any intention to terminate, repudiate or disclaim any Material Agreement (whether from or on behalf of a material customer, vendor or supplier of any Target Group Company or otherwise).
6.5    Compliance With Payment Acceptance and Processing Rules and Policies. No Target Group Company has received written or oral notice from any payment transaction processor, payment network, or other payment industry participant informing such Target Group Company (in words or substance) that it is in violation or breach of any rules, standards, policies, limitations, thresholds or guidelines, or has been made subject to any monitoring program or watch list, established by any such payment transaction processor, payment network, or other payment industry participant, other than any such written or oral notice that has been Disclosed.
6.6    Defaults. No Target Group Company is in material default under any Material Agreement and, so far as the Sellers are aware, no third party is in material default under any Material Agreement.
6.7    No change of terms; no decreases in revenue. No customer or supplier of a Target Group Company which is party to a Material Agreement has, on or during the 12 months before the date of this Agreement:
(a)    ceased, reduced or amended the terms of any Material Agreement with any Target Group Company or reduced or changed the scope or level of services provided by or to any Target Group Company; or
(b)    indicated an intention to cease, reduce or amend the terms of any Material Agreement with any Target Group Company or reduce or change the scope or level of services provided by or to any Target Group Company,
(in each case whether or not the same would result in a material decrease in the recurring revenue of the Target Group) nor is likely do any of the above within the foreseeable future.
6.8    Powers of attorney. No Target Group Company has given any power of attorney or other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any contract or commitment on its behalf, other than to its employees to enter into routine trading contracts in the normal course of their duties.
6.9    Business names. Except for their full corporate names, no member of the Target Group Company uses any other name for any purpose. There are no facts, matters or circumstances which might prevent any Target Group Company from continuing to carry on business under its corporate names in any relevant jurisdiction.
7    INTELLECTUAL PROPERTY
7.1    Owned IP. A full and accurate list of all of the registered, issued and applied for IP (including domain names) and material unregistered trademarks and software which is owned or purported to be owned by a Target Group Company has been Disclosed (together with all the other IP owned or purported to be owned by any Target Group Company, the “Owned IP”). The Owned IP is registered issued or applied for in the name of a Target Group Company and is not subject to any Encumbrances. The products and services of the Target Group Companies have been marked as required by the relevant legal requirements and regulations related to intellectual property in order to obtain and maintain all rights available pursuant to such legal requirements and regulations and as required under any licenses of IP to which a Target Group Company is a party.
7.2    Business IP.
(a)    A Target Group Company is the sole legal and beneficial owner of all of the rights, title and interests in and to all of the Owned IP and has a valid license to use all other IP which is used in, held for use in, necessary for, or material to the business of the Target Group Companies (the “Business IP”), free and clear of any Encumbrances.
(b)    The Owned IP and the Business IP comprise all of the IP that are required to carry on the Target Group Companies’ businesses as carried on as at the date of this Agreement and in the 12 months prior to the date of this Agreement.
7.3    Validity and enforceability of IP. The Owned IP is valid, subsisting and enforceable and nothing has been done or not been done as a result of which any of them has ceased to be valid, subsisting or enforceable. In particular:
(a)    all application and renewal fees and other steps required for the prosecution, maintenance or protection of such rights have been paid or taken in a timely manner;
(b)    no trademarks, service marks, trade names, or domain names, identical or similar to any such rights, have been registered or are being used by any person in the same, or a similar, business to that of the Target Group Companies in any country in which the Target Group Companies have registered or is using that trade mark, service mark, trade name or domain name;
(c)    there are no pending or outstanding claims against any Target Group Company for compensation under the Patents Act 1977;
(d)    all moral rights in respect of such IP rights have been waived in favour of the Target Group Companies; and
(e)    there are and have been no claims, challenges, disputes or proceedings, pending or threatened, in relation to the ownership, validity or use of the Owned IP or Business IP.
7.4    IP licenses. The Licences In and Licences Out:
(a)    have all been Disclosed in full;
(b)    are in full force and effect, valid and binding and nothing has been done or not been done as a result of which any of them has ceased to be valid;
(c)    have not been the subject of any material breach or default by any party or of any event which, with the giving of notice or lapse of time, would constitute a default which would permit any counterparty to terminate any such Licences In or Licences Out;
(d)    are not, and have not been, the subject of any claim, dispute or proceeding, pending or threatened; and
(e)    have, where necessary, been duly recorded or registered.
7.5    No infringement. No third party is diluting, violating, misappropriating, or infringing the Owned IP or, far as the Sellers are aware, the Business IP. In the two years prior to the date of this Agreement, no Target Group Company has received any written charge, complain, claim, demand or notice alleging any infringement, dilution, misappropriation or other violation by a Target Group Company or challenging the validity or enforceability of any Owned IP, and there are no pending charges, complaints, claims, demands or notices alleging the foregoing. None of the operations, services or products of any Target Group Company:

(a)    dilute, violate, infringe or misappropriate, or have diluted, violated, infringed or misappropriated, the IP of a third party;
(b)    have constituted or constitute any breach of duty of confidence, passing off or act of unfair competition; or
(c)    have given or give rise to any obligation to pay any royalty, fee compensation or any other sum in consideration for the use by any Target Group Company of the IP of any third party.
7.6    IP Development. Each current and former founder, director, officer, employee, consultant and contractor of a Target Group Company that has contributed to the creation, invention, modification, or improvement of any Owned IP, in whole or in part (each, a “Contributor”), has signed a valid and enforceable written agreement presently assigning to a Target Group Company all IP rights he, she or they owns and deeming all copyrightable works to be “works made for hire”, or such assignment occurs or has occurred by operation of applicable law. None of the Owned IP has been used, disclosed or appropriated to the detriment of any Target Group Company. No Contributor has misappropriated any trade secrets or other confidential information of any other Person in the performance of their duties for a Target Group Company. No Contributor has acquired or has retained, as applicable, any right, claim, license, title or interest in or to any Owned IP or other Business IP. No funding, facilities or personnel of any Governmental Agency or academic institution were used to develop or create, in whole or in part, in or to any Owned IP and no Government Agency or academic institution has any right to, ownership of, or right to royalties for any Owned IP.
7.7    Effect of Transaction. The entry into or performance of the Transaction Documents will not affect the Target Group Company’s ownership of or right to use the Owned IP or the Business IP.
7.8    Confidential Information. The Target Group Companies have implemented policies and procedures and taken all commercially reasonable efforts (including entering into confidentiality and nondisclosure agreements with all Contributors with access to or knowledge of any IP) necessary to safeguard and maintain the secrecy and confidentiality of the Business IP (including all Target Confidential Information, data processed by the Target Group Companies and other technical information), and all proprietary rights therein. All Target Confidential Information (including know-how and trade secrets) has been kept confidential and has not been disclosed to third parties except in the ordinary course of business and subject to written confidentiality obligations from the third party. These confidentiality obligations are in force and, so far as the Sellers are aware, have not been breached.
7.9    Open Source Software. Each Target Group Company’s use of software that is licensed or used pursuant to (a) any license that is currently or was previously approved by the Open Source Initiative (including any license listed at http://www.opensource.org/licenses) or (b) any similar license model, including any license under which software or other materials are distributed or licensed as “free software”, “open source software” or under similar terms (“OSS”) has at all times been in compliance with all applicable licenses with respect thereto. None of the software which is owned or purported to be owned by any Target Group Company (“Company Software”) contains, is derived from, is distributed, integrated, or bundled with, or calls or otherwise uses any OSS in any manner that: (i) requires or conditions the use or distribution of the Owned IP, including any Company Software (in whole or in part) on the disclosure, licensing or distribution of any source code for any portion of such Company Software; (ii) requires any Owned IP, including any Company Software (in whole or in part) to be licensed under terms permitting reverse engineering or the creation of derivative works; (iii) imposes an obligation on any Target Group Company with respect to consideration to be charged for any Owned IP (including any Company Software) or any product, service or source code, including to distribute any Owned IP (including any Company Software), product, service or source code on a royalty-free basis or on a de minimis royalty; (iv) creates any obligation for a Target Group Company with respect to any Owned IP, including any Company Software, or the grant to any third party of any rights or immunities under Owned IP, including any Company Software; or (v) imposes any other limitation, restriction or condition on the right of a Target Group Company with respect to its use or distribution of any Owned IP (including any Company Software).
7.10    No Target Group Company has provided access to, or agreed to provide access to, the source code for any Company Software to any person (other than its employees, consultants and contractors involved in the development or maintenance thereof who have executed valid and enforceable confidentiality and non-disclosure agreements), and no person has asserted any right to access the same. No Target Group Company is a party to any agreement (a) requiring the deposit of any such source code with an escrow agent or escrow service, (b) requiring the sharing or disclosure of any such source code with any person, or (c) granting to any person a license, option or right with respect to any such source code.
7.11    The Target Group Companies possess all source code for the Company Software that is necessary to compile, link, build and otherwise create fully functioning executable software; and the source code for the Company Software: (a) is in English and is reasonably documented and internally annotated such that a trained programmer can reasonably understand the source code; (b) does not involve programming components that a trained programmer could not be reasonably expected to understand; and (c) is capable of being interpreted and compiled, as applicable, into an executable form for use on the computer systems for which the Company Software is designed to be used.
7.12    The Target Group Companies have obtained and possesses valid licenses (including sufficient seat licenses) to use all IP currently used in the operation of its business, including software installed, run or executed on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise made available to its employees for their use in connection with the Target Group Companies businesses.
8    INFORMATION TECHNOLOGY
8.1    IT systems.
(a)    All of the IT Systems used, owned, leased or licensed by the Target Group Companies in the course of their businesses (the “Business IT Systems”) are legally and beneficially owned by, or validly licensed, leased or supplied by third parties to, a Target Group Company.
(b)    The Business IT Systems comprise all of the IT Systems that are required to carry on the Target Group Companies’ businesses as they were carried on at the date of this Agreement and in the 12 months prior to the date of this Agreement.
(c)    All of the Business IT Systems are maintained and supported by a Target Group Company or by a third party under a valid agreement.
(d)    Copies of all contracts with third parties relating to the license, lease, supply, maintenance or support of the Business IT Systems have been Disclosed.
(e)    So far as the Sellers are aware, there are no circumstances in which the ownership, benefit or right to use the Business IT Systems might be lost, or rendered liable to termination, by virtue of the entry into or performance of any of the Transaction Documents.
(f)    The Business IT Systems operate and perform in accordance with their documentation in all material respects as currently required by the business of the Target Group Companies.
(g)    The Target Group Companies have taken commercially reasonable actions designed to protect the integrity and security of the Business IT Systems within its operational control and the information stored therein, processed thereon or transmitted therefrom from unauthorized use, access, or modification by third parties, and there has been no such unauthorized use, access or modification of such Business IT Systems.
(h)    The Target Company owns or has a valid right to access and use the IT Systems that are used in the conduct of its business as presently conducted, including valid licenses, subscriptions or other rights to use all software present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees or contractors for their use in connection with its business. The Target Group Companies have implemented commercially reasonable backup, security and disaster recovery technology and procedures.
8.2    No IT failures. In the 24 months before the date of this Agreement, the Business IT Systems have not failed to any material extent and the data that they process has not been corrupted or compromised. The Target Group Companies have implemented reasonable measures designed to prevent the Business IT Systems from being affected by viruses, bugs or other things that might distort their proper functioning, permit unauthorised access or disable them without the consent of the user.
8.3    No Contaminants. No products or services of the Target Group Companies, nor the Business IT Systems (including any Company Software) contains, and the Target Group Companies have taken commercially reasonable measures designed to prevent the foregoing from containing, any computer code or any other mechanisms that may (i) contain any “back door,” virus, malware, Trojan horse, bug, code or similar devices (each, a “Contaminant”), (ii) disrupt, disable, erase or harm the operation of any software, or cause any software to damage or corrupt any data, hardware, storage media, programs, equipment or communications, or (iii) permit any Person to access such software, data, hardware, storage media, programs, equipment or communications without authorization. The products and services of the Target Group Companies, the Business IT Systems and the Company Software are free from Contaminants that could materially interfere with their normal operation, or could allow circumvention of security controls, or that are intended to cause damage to or allow unauthorized access thereto or any software or data stored therein, processed or executed thereon or transmitted therefrom. None of the products or services of the Target Group Companies (nor the Company Software) fails to comply in any respect with any applicable warranty or contractual commitment relating to the use, functionality or performance thereof, and there are no pending or threatened claims alleging any such failure.
9    DATA PROTECTION
9.1    The Target Group Companies comply, and at all times in the last three years have complied, with:
(a)    all relevant requirements of Data Protection Laws, including but not limited to those relating to (i) requests from data subjects for access to Personal Data, (ii) the cross-border transfer of Personal Data, and (iii) notification by data controllers to relevant data protection authorities of their processing of Personal Data;
(b)    all published, posted and internal policies, procedures, agreements and notices of the Target Group Companies relating to the respective Target Group Companies’ collection, use, processing or disclosure of Personal Data;
(c)    all contracts relating to a Target Group Companies’ collection, use, processing or disclosure of Personal Data; and
(d)    to the extent applicable, standards published by the Payment Card Industry Security Standards Council (e.g., PCI-DSS) ((a)-(d) collectively, the “Data Protection Requirements”).

9.2    No Target Group Company has during the last three years received any written notice, complaint, claim, enforcement action, investigation, inquiry or allegation from any Government Agency, data protection regulator in any applicable jurisdiction, data controller, or data subject, alleging non-compliance with any Data Protection Requirements.
9.3    Each Target Group Company takes commercially reasonable steps, compliant with applicable Data Protection Requirements and industry standards, to protect the operation, confidentiality, integrity, availability and security of its Business IT Systems involved in the collection and/or processing of Personal Data, and the Personal Data processed by or on behalf of the Target Group Companies.
9.4    There have been no failures, crashes, security breaches, unauthorized access, use or disclosure or other adverse events or incidents related to Personal Data affecting any Target Group Company that would require notification of any Government Agency, data protection regulator in any applicable jurisdiction, data controller or data subject, or any remedial action under any applicable Data Protection Requirement. There are no pending or expected complaints, actions, fines, or other penalties facing any Target Group Company in connection with any such failures, crashes, security breaches, unauthorized access, use or disclosure or other adverse events or incidents.
9.5    Each Target Group Company has and is taking all such steps as are appropriate or necessary to enable it to conduct its business and operations in accordance with Data Protection Law, including the UK GDPR.
10    EMPLOYMENT AND EMPLOYEE BENEFITS
10.1    Incentive Schemes.
(a)    Except as Disclosed, no Target Group Company has a share incentive, share option, profit sharing, commission, bonus or other incentive scheme for any of its directors, other officers or employees. In respect of any such arrangements which have been Disclosed, there are no outstanding awards and there are no agreements schemes or promises to make further awards or payments.
(b)    Each incentive scheme operated, adopted or contributed to by the Target Group Companies in relation to any of the Employees (details of which have been Disclosed) has been approved by the relevant taxation and regulatory authorities as is necessary or desirable and has complied with all statutory and regulatory requirements relating to such a scheme. No event has occurred which might cause such approval to be lost.
10.2    Compliance. Each Target Group Company has, in relation to each of its Employees and Workers and former Employees and Workers, complied in all material respects with all legal obligations (whether arising under contract, statute, statutory instrument, code of practice, collective agreement, at common law or in equity or under any European treaty or law) owed to such Employees and Workers and former Employees and Workers.
10.3    Trade Union. No labour or trade union or other body representing the Employees or any of them is recognised to any extent for the purpose of collective bargaining or other negotiating purposes. No

Target Group Company is party to any labour contract, collective bargaining agreement, or other contract or letter of understanding with any labour or trade union or other body representing the Employees. Within the period of three years before the date of this Agreement, no Target Group Company has experienced a strike, lockout or work stoppage and no such strike, lockout or work stoppage has been threatened or announced.
10.4    Employees. All personnel whose services are material to the operation of the business of the Target Group Companies as carried on at the date of this Agreement are employed by or, in the case of consultants, are engaged by the Target Group Companies and no such personnel have any arrangements or agreements with any Seller Related Parties.
10.5    Complaints. There are no complaints, disputes, audits or claims actual, pending or threatened, nor were there within the period of two years before the date of this Agreement any material complaints, disputes, audits or claims, against any of the Target Group Companies in relation to any Employee or Worker or former Employee or Worker, or by or against any individual engaged by a shareholder of the Target Company or any Affiliate thereof, which individual provides services to the Target company, and there are no matters which could give rise to any such complaint, dispute, audit or claim.
10.6    Eligibility. All Employees and Workers have the legal right to work in the jurisdiction in which they carry out their duties for the Target Group and each Target Group Company holds all necessary documentary evidence of this.
10.7    Effect of Transaction. There are no terms of employment or engagement (whether contractual or implied by custom and practice) for any Employee or Worker which provide that a change of control of any Target Group Company or Completion of this Transaction will entitle them to any payment, benefit, or right to vary their terms of employment or engagement or to treat themselves as redundant or otherwise dismissed, or to be released from any obligation. Neither the execution of this Agreement nor the Transaction contemplated hereby will (either alone or in combination with another event), except as Disclosed, (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former Employee or Worker or (ii) result in the acceleration of the time of payment or vesting of any compensation or benefits due to any current or former Employee or Worker. No amount or benefit that could be received as a result of, or in connection with the Transaction contemplated by this Agreement (either alone or in combination with another event) by any Employee or Worker who is a “disqualified individual” (as such term is defined in Section 280G of the Code (as defined below)) would be characterised as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code), and no such payment or benefit to any disqualified individual or other officer or highly compensated employee will be non-deductible under Section 280G of the Code.
10.8    Workers. Each current and former Worker who renders or rendered services to the Target Group Companies who is or was classified by the Target Group Companies as having the status of an independent contractor or other status as a non-employee for any purpose (including for purposes of tax reporting) is currently or was previously properly so characterized.
10.9    Holiday Pay Claims. Liability for failure by the Target Group Companies to comply with obligations under the Working Time Regulations 1998 (as amended) and all other legal requirements

(including all UK and European case law) to pay holiday pay at the correct rate shall not exceed the total sum of £10,000.
11    PENSIONS
11.1    No Claims. In relation to the Employees and workers, no claims, proceedings, disputes, investigations, complaints or actions in respect of the Pension Scheme (including complaints to the Pensions Ombudsman or investigations by the Pensions Regulator) have been made or threatened and none are pending. So far as the Sellers are aware, there are no circumstances which shall or may give rise to such claim, proceeding, dispute complaint or action.
11.2    Compliance. Each Target Group Company complies with the terms of the Pension Scheme and with all legal and regulatory requirements that are relevant to the Pension Scheme or the provision of benefits on retirement or death for Employees, including its employer automatic enrolment duties under Chapter 1 of Part 1 of the Pensions Act 2008. No notices, fines, or other sanctions have been issued by the Pensions Regulator and no instances of non-compliance with the automatic enrolment obligations have been notified to the Pensions Regulator in respect of any Target Group Company.
11.3    U.S. Pensions. No Target Group Company or any of their Affiliates has, within the last six (6) years, sponsored, maintained, contributed to or had any obligation to contribute to, or otherwise has any liability (contingent or otherwise) under (i) a “defined benefit plan” as defined in Section 3(35) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a pension plan subject to Title IV of ERISA and the funding standards of Section 302 of ERISA or Section 412 or 430 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) or a pension plan required to be funded and/or book reserved pursuant to applicable law, (ii) a “multiemployer plan” as defined in Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code, (iii) a “multiple employer plan” as defined in Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No event has occurred and no condition exists that could subject any Target Group Company to any liability (v) under Title IV of ERISA, (w) under Section 302 of ERISA, (x) under Sections 412, 430 and 4971 of the Code, (y) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (z) under corresponding or similar provisions of foreign laws or regulations.
12    ANTI-BRIBERY AND CORRUPTION
12.1    No violations. None of the Target Group Companies nor any of their current or former Associated Persons has:
(a)    authorised, offered, promised or given any financial or other advantage (including, without limitation, any payment, loan, gift or transfer of anything of value), directly or indirectly, to or for the use or benefit of any Government Official (or to another person at the request or with the assent or acquiescence of such Government Official), or any other person, in order to assist any Target Group Company in improperly obtaining or retaining business for or with any person, in improperly directing business to any person, or in securing any improper advantage; or

(b)    taken any other action which would violate any Anti-Bribery Law.
12.2    Policies and procedures. Each Target Group Company has in place adequate policies, systems, controls and procedures:
(a)    designed to prevent it and its Associated Persons from violating any Anti-Bribery Law; and
(b)    for reporting a violation or suspected violation of Anti-Bribery Law and for ensuring that all such reports are fully investigated and acted upon appropriately.
12.3    Service Provider assessments. Each Target Group Company:
(a)    requires its Service Providers to act in accordance with the requirements of applicable Anti-Bribery Law; and
(b)    operates a programme of regular assessments of its Service Providers to verify that they are complying with their obligations under applicable Anti-Bribery Law.
12.4    No investigations or proceedings. None of the Target Group Companies or their current or former Associated Persons is or has been subject to any investigation, inquiry or litigation, administrative or enforcement proceedings by any Government Agency or any customer regarding any offence or alleged offence under Anti-Bribery Law, and no such investigation, inquiry or proceedings have been threatened or are pending and so far as the Sellers are aware, there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.
12.5    No ineligibility. No Target Group Company is ineligible or treated by any Government Agency as ineligible to tender for any contract or business with, or be awarded any contract or business by, such Government Agency, or to tender for or perform any sub-contracting work under a contract with such Government Agency due to any violation of Anti-Bribery Law.
13    SANCTIONS
13.1    No arrangements with Sanctioned Persons or in Sanctioned Territories. Except as expressly licensed or authorised by OFAC, the Asset Freezing Unit of Her Majesty’s Treasury or any other Government Agency of any member state of the European Union:
(a)    no Target Group Company has, during the five years before the date of this Agreement, entered into any agreement, transaction, dealing or relationship with or for the benefit of any Sanctioned Person (or involving any property thereof) or involving any Sanctioned Territory;
(b)    no Target Group Company, and no officer, director, or employee of any such person (acting in such capacity), that is:
(i)    located in or operating from the US, the United Kingdom or any member state of the European Union;

(ii)    a citizen or permanent resident of the US, the United Kingdom or any member state of the European Union; or
(iii)    incorporated, formed or organised under the law of the US, the European Union or any member state thereof,
(c)    no Target Group Company has, during the five years before the date of this Agreement, procured, assisted, approved, financed or facilitated any agreement, transaction, dealing or relationship entered into by any other person with or for the benefit of any Sanctioned Person (or involving any property thereof) or involving any Sanctioned Territory; and
(d)    no Target Group Company has, during the five years before the date of this Agreement, entered into any agreement, transaction, dealing or relationship with or for the benefit of any Sanctioned Person (or involving any property thereof) or involving any Sanctioned Territory in violation of, or in a manner that could expose such person to penalties under, any applicable Economic Sanctions Law.
13.2    No proceedings. There is no litigation, legal action, suit, arbitration, investigation, inquiry, hearing or other proceeding related to any Economic Sanctions Law by or before any Government Agency against any Target Group Company or affecting the properties or assets of any Target Group Company.
14    Locked Box Accounts. The Locked Box Accounts have been prepared on a basis consistent with that used in preparing the Accounts and fairly represent the assets and liabilities and profit and losses of the Target Group Companies as at and to the date to which they have been prepared; and do not: (i) misstate the assets or liabilities of the Target Group Companies as at the Locked Box Date; (ii) misstate the profits or losses of the Target Group Companies in respect of the period to which they relate; or (iii) omit any item.
15    Solvency.
(a)    Appointment of Liquidator. No liquidator, provisional liquidator, administrator, receiver, administrative receiver or similar officer has been appointed in relation to any of the Sellers, Target Group Companies or the whole or any part of their assets or undertaking and no notice, petition or application has been given or filed in relation to the appointment of any of the same.
(b)    Winding up. No resolution has been passed or order made for the winding up of any of the Sellers or any Target Group Company. No petition for the winding up of any of the Sellers or any Target Group Company has been presented or withdrawn or dismissed.
(c)    Inability to pay debts. Neither any of the Sellers nor any Target Group Company is unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986, and there are no unsatisfied written demands that have been served on any of them pursuant to section 123(I)(a) of the Insolvency Act 1986. There is no unsatisfied judgment or court order outstanding against any of the Sellers or any

Target Group Company. There is no pending or threatened action for the dissolution, liquidation or insolvency of any Target Group Company in any jurisdiction. The Sellers and the Target Group Companies are, and will be following the Completion (including the consummation of the transactions contemplated by clause 3.4), able to pay their respective debts as they become due and shall own property that has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). The Sellers and the Target Group Companies have, and will continue to have following the Completion (including the consummation of the transactions contemplated by clause 3.4), adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by the Transactions Documents with the intent to hinder, delay or defraud either present or future creditors of the Sellers or any Target Group Company.
(d)    Analogous proceedings. Neither the Sellers nor the Target Group Companies are, in any jurisdiction, subject to or threatened by any other procedures or steps which are analogous to those set out above.
16    Related Party Transactions.
16.1    Neither any Key Person nor any S1 Personnel:
(a)    has any interest in any asset owned, leased or used by any Target Group Company;
(b)    has on behalf of any Target Group Company (or otherwise) disposed, or sought to dispose, of any asset (including IP) of any Target Company to any third party or licenced, or sought to licence, to any third party any assets (including IP) of any Target Company;
(c)    is engaged in or party to any transaction, agreement, contract, commitment, arrangement or understanding with any Target Group Company (other than, in the case of current directors, officers, managers or employees of any Target Group Company, their employment or service contract with a Target Group Company);
(d)    receives income from any source other than a Target Group Company which should properly accrue, or should have properly accrued, to a Target Group Company
(e)    is a guarantor or is otherwise liable for any liability (including indebtedness) of any Target Group Company
(f)    owns or has any rights in or to any of the material assets, properties or rights used by any Target Group Company in the ordinary course of business, including any IP;

(g)    is a director or officer of or has any direct or indirect interest in any firm, corporation, association or business enterprise which is a supplier, customer or sales agent of any Target Group Company or has competed with or been engaged in any business of the kind being conducted by any Target Group Company;
(h)    has, save as Disclosed, entered on behalf of any Target Group Company any transaction, agreement, contract, commitment, arrangement or understanding (including in respect of any Financial Debt) on behalf of any Target Group Company.
16.2    There is no outstanding guarantee, indemnity, bond, letter of comfort or similar obligation given by any Target Group Company in respect of any Key Person or any S1 Personnel, including in respect of any Financial Debt.
16.3    No Target Group Company is under any obligation to indemnify any S1 Personnel, in respect of any liability which would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust.
16.4    No Target Group Company depends on the use of assets owned by, or facilities provided by, any Key Person, the Sellers or any Seller Related Party.

SCHEDULE 5

TAX
PART 1

DEFINITIONS
1    In this Schedule:
1.1    Words and expressions defined in Schedule 8 of this Agreement have the same meaning in this Tax Covenant except where otherwise provided or unless there is something in the context or subject matter which is inconsistent with them.
1.2    The following words and expressions have the following meanings:
Accounts Relief means:
(a)    any Relief which was taken into account in computing and so reducing or eliminating any provision for Tax (including deferred tax) which appears in the Management Accounts (or which, but for such Relief, would have appeared in the Management Accounts); and
(b)    any Relief which is recognised as an asset or negative liability in the Management Accounts;
Claim for Tax means (i) any assessment, notice, demand, letter or other document issued or action taken by or on behalf of any Tax Authority or other person or; (ii) the preparation or submission of any notice, return or assessment or any other circumstances indicating that a Target Group Company is or may be placed or is sought to be placed under a Liability for Tax;
CTA 2009 means the Corporation Tax Act 2009;
CTA 2010 means the Corporation Tax Act 2010;
Event includes any transaction, act, event, or omission (including the execution of this Agreement and the sale of the Sale Shares pursuant to this Agreement) and any occurrence, circumstance, change of circumstance, expiry of a period of time, dealing, arrangement or default;
Group Relief means any or all of the following:
(a)    relief surrendered or claimed pursuant to Part 5 of the Corporation Tax Act 2010;
(b)    a Tax refund capable of being surrendered or claimed pursuant to section 963 of the Corporation Tax Act 2010; and
(c)    any other Relief capable of being surrendered between members of a group for Tax purposes;
IHTA means the Inheritance Tax Act 1984;

ITA means the Income Tax Act 2007;
ITEPA means the Income Tax (Earnings and Pensions) Act 2003;
Liability for Tax means:
(a)    any liability to make an actual payment or increased payment of Tax;
(b)    the Loss of any Accounts Relief; and
(c)    any liability to make an actual payment or increased payment of Tax which would have arisen but for being satisfied, avoided or reduced by the use or setting-off of any Purchaser’s Relief;
Loss includes absence, failure to obtain, non-existence, non- availability, reduction, modification, loss, counteraction, nullification, utilisation, disallowance or clawback for whatever reason, other than utilisation or setting off by any member of the Purchaser’s Tax Group or any of the Target Group Companies after Completion;
PAYE means any system for the deduction and withholding of Tax, national insurance and/or social security contributions (or similar or corresponding obligations) from sums paid to employees in respect of their employment;
Post Completion Date Relief means any Relief which arises to a Target Group Company in respect of, or by reference to, any Event occurring or any income, profits or gains earned, accrued or received, after the Completion Date;
Purchaser’s Relief means:
(a)    any Accounts Relief;
(b)    any Relief that arises in the ordinary course of business of a Target Group Company between the Locked Box Date and Completion;
(c)    any Post Completion Date Relief; and
(d)    any Relief arising at any time (whether before or after Completion) to any member of the Purchaser’s Tax Group;
Purchaser’s Tax Group means the Purchaser Group and any other company or companies which are at any time treated as members of the same group as, or otherwise connected or associated with, the Purchaser for any Tax purpose (excluding the Target Group Companies);
Relief means any loss, relief, allowance, set off, deduction, or credit relating to Tax or relating to the computation of income, profits or gains for the purpose of any Tax and any right to a repayment of Tax;
Taxation or Tax means all forms of tax, duty, rate, levy, charge or other imposition or withholding whenever and by whatever authority imposed and whether of the United Kingdom or elsewhere, (including without limitation, any tax on gross or net income profit or gains, all national insurance and social security contributions in the UK (and corresponding obligations elsewhere), apprenticeship levy), any interest, penalty or fine or any charge taken by any person in connection with any taxation (including interest and penalties arising from the failure of a Target Company to make adequate instalment payments under the UK Corporation Tax (Instalments Payments) Regulations 1998 (SI 1998/3175) in any period ending on or before Completion), any fine, penalty, surcharge or interest or charge relating to any account, record, notice, form, return or computation required by or submitted to a Tax Authority and any liability to make a payment by way of reimbursement, indemnity or damages connected in any way with any taxation, and regardless of whether any such taxes, duties, rates, levies, charges, imposts, withholdings, interest, penalties or fines are chargeable directly or primarily against or attributable directly or primarily to a Target Group Company or any other person;
Tax Authority means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official competent to impose, administer, levy, assess or collect Tax in the United Kingdom or elsewhere;
Tax Claim means a Tax Covenant Claim or Tax Warranty Claim;
Tax Covenant Claim means a claim made by the Purchaser under the Tax Covenant;
Tax Warranties means the warranties set out in Part 3 of this Schedule 5;
Tax Warranty Claim means a claim for breach of any of the Tax Warranties;
VAT means:
(a)    in relation to the United Kingdom, value added tax imposed by the VATA 1994 and legislation and regulations supplemental thereto; and
(b)    any other tax of a similar nature (including sales tax, use tax, consumption tax and goods and services tax), whether imposed in the United Kingdom or elsewhere;
VATA 1994 means the Value Added Tax Act 1994; and
1.3    References to “income” or “profits” or “gains” means income, profits, gains, receipts of any description and from any source and:
(a)    references to income, profits or gains being “earned, accrued or received” or to an Event which has “occurred” include income, profits or gains deemed to have been or treated as or regarded as earned, accrued or received for Tax purposes or an Event deemed to have or treated as having or regarded as having occurred for Tax purposes, as the case may be; and
(b)    references to “income” or “profits” or “gains” being earned, accrued or received, or to an Event occurring, on or before or after a particular date or in respect of a particular period shall include a reference to income, profits or gains which are deemed for Tax purposes to have been earned, accrued or received, or an Event deemed for Tax purposes to have occurred, on or before or after that date or in respect of that period, as the case may be.

1.4    References in this Schedule to “ordinary course of business” shall exclude (without limitation):
(a)    anything that relates to or involves the acquisition or disposal of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible property) in a transaction which is not entered into on arm’s length terms;
(b)    anything that relates to or involves the making of a distribution for Tax purposes, the creation, cancellation or re-organisation of share or loan capital, the creation, cancellation or repayment of any connected party debt;
(c)    anything that relates to any scheme, transaction or arrangement designed partly or wholly or containing steps or stages designed partly or wholly for the purpose of avoiding or reducing or deferring a Liability for Tax;
(d)    anything that involves, or leads directly or indirectly to, a change of residence of a Target Group Company for Tax purposes;
(e)    anything that involves, or leads directly or indirectly to, a Target Group Company becoming or ceasing to be or being treated as ceasing to be a member of a group of companies or becoming or ceasing to be associated or connected with any other company for any Tax purposes;
(f)    anything that involves the failure to deduct and/or account for Tax;
(g)    anything that relates to the grant, exercise, vesting, surrender, exchange or other disposal of an option or other right to acquire securities, or in respect of any acquisition, holding, vesting or disposal of employment-related securities (as defined for the purposes of Part 7 of ITEPA); or
(h)    anything that relates to the disposal, acquisition or deemed disposal or acquisition of any asset other than trading stock.
1.5    Any stamp duty which is charged on any document, or in the case of a document which is outside the United Kingdom, any stamp duty which would be charged on the document if it were brought into the United Kingdom, which is necessary to establish the title of a Target Group Company to any asset, and any interest, fine or penalty relating to such stamp duty, shall be deemed to be a liability of the Target Group Company to make an actual payment of Taxation in consequence of an Event arising on the last day on which it would have been necessary to pay such stamp duty in order to avoid any liability to interest or penalties arising on it.
1.6    All references to paragraphs are references to paragraphs of this Schedule unless otherwise stated.
1.7    References to a repayment of Tax shall include any repayment supplement or interest in respect of it.

PART 2

TAX COVENANT
1    COVENANTS
1.1    Subject to the provisions of this Schedule, Seller Parent hereby covenants to pay to the Purchaser an amount equal to:
(a)    any Liability for Tax of a Target Group Company arising in respect of or in consequence of:
(i)    any Event which occurred on or before Completion; or
(ii)    any income, profits or gains earned, accrued or received on or before Completion;
(b)    any Liability for Tax of a Target Group Company, arising in respect of or in consequence of an Event occurring or any income profits or gains earned, accrued or received at any time, and for which the Target Group Company is liable as a result of having been, for any Tax purposes at any time before Completion:
(i)    a member of a group; or
(ii)    under the control of any person;
(c)    any liability of a Target Group Company to pay or repay to any person (other than another Target Group Company) any amount under any agreement or other arrangement entered into by a Target Group Company before Completion relating to the surrender or allocation among any companies of any Group Relief;
(d)    any Liability for Tax of a Target Group Company which arises at any time (being a liability for a Target Group Company to account for Tax) in respect of the grant, vesting, exercise, surrender, exchange or other disposal of an option or other right to acquire securities or in respect of any acquisition, vesting, holding or disposal of employment-related securities (as defined for the purposes of Part 7 of ITEPA) where the acquisition of the security or the grant of the option or other right to acquire the security occurred on or before Completion; and
(e)    any Liability for Tax of a Target Group Company that arises at any time under Part 7A of ITEPA including any liability arising as a consequence of any payments or loans made to, any assets made available or transferred to, or any assets earmarked, however informally, for the benefit of, any employee or former employee of a Target Group Company, or for the benefit of any relevant person, by an employee benefit trust or another third party where the arrangement giving rise to the charge was entered into at a time when the third party was acting on the instructions of, or for the benefit of, the Sellers or an associate of any of the Sellers.

1.2.    Seller Parent covenants to pay to the Purchaser an amount equal to any reasonable costs and expenses properly incurred by the Purchaser and/or a Target Group Company in connection with any Liability for Tax or other liability in respect of which Seller Parent is liable under this Schedule 5 or in connection with making a successful Tax Claim under this Schedule 5.
1.3.    Any payments made pursuant to Part 2 of this Schedule shall (to the extent legally possible) be treated as an adjustment to the Share Consideration.
2    EXCLUSIONS
2.1    The Purchaser shall not be entitled to bring a Tax Covenant Claim in respect of a Liability for Tax to the extent that:
(a)    provision, allowance or reserve for the Liability for Tax or the discharge or payment thereof was made or reflected in the Management Accounts (excluding any provision, allowance or reserve for deferred Tax);
(b)    the Liability for Tax in question was paid or discharged on or before the Completion Date and such payment or discharge is reflected in the Management Accounts;
(c)    the liability for Tax arises in respect of an Event occurring or any income, profits or gains earned or received in the ordinary course of business of a Target Group Company after the Locked Box Date;
(d)    the Purchaser has recovered a sum under this Agreement in respect of the same Liability for Tax or, in the case of a claim under the Tax Warranties, the Purchaser has recovered damages from any of the Sellers under this Agreement in respect of the same Liability for Tax;
(e)    such Liability for Tax was indemnified by the Sellers to the Purchaser as Leakage;
(f)    the Liability for Tax would not have arisen but for a voluntary act, transaction or omission of the Purchaser or any member of the Purchaser’s Tax Group after Completion outside the ordinary course of business and which the Purchaser was aware or ought reasonably to have been aware would give rise to the Liability for Tax, but excluding any act:
(i)    carried out pursuant to a legally binding obligation of a Target Group Company entered into on or prior to Completion; or
(ii)    carried out pursuant to an obligation imposed by any law, regulation or requirement having the force of law; or
(iii)    carried out at the written request of the Sellers;
(g)    the Liability for Tax arises or is increased as a result of or is attributable to:

(i)    any change in law (other than a change targeted specifically at countering a Tax avoidance scheme) announced and coming into force after Completion; or
(ii)    the withdrawal or amendment after Completion of any practice or interpretation previously published by a Tax Authority;
(h)    the Liability for Tax arises or is increased as a result of, or is otherwise attributable to, any changes made after Completion in the accounting policies or practices or any Tax reporting practice or the length of any accounting period for Tax purposes of a Target Group Company, save to the extent such change was made so as to comply with any legal or regulatory requirements in force prior to Completion and/or to conform with relevant generally accepted accounting principles as at Completion;
(i)    any Relief other than a Purchaser’s Relief is available and is utilised (at no cost to a Target Group Company or the Purchaser) to reduce, set off or eliminate the Liability for Tax; or
(j)    any income, profits or gains to which the Liability for Tax is attributable were actually earned or received by the Target Group before the Completion Date but were not reflected in the Management Accounts.
2.2    For the avoidance of doubt the limitations provided in Schedule 6 of this Agreement shall also apply to Tax Claims to the extent expressly provided therein.
2.3    Nothing in Schedule 6 or this paragraph 2 of Schedule 5 will have the effect of excluding or limiting any liability of the Sellers in respect of a Tax Claim arising as a result of any fraud or fraudulent misrepresentation by the Sellers, their officers or employees.
2.4    AMOUNT OF PAYMENT, DUE DATE FOR PAYMENT AND INTEREST
2.5    The amount of any liability pursuant to this Schedule shall be as follows:
(a)    to the extent that the liability involves a liability of a Target Group Company to make an actual payment or increased payment of or in respect of Tax, the amount of such payment or increased payment;
(b)    to the extent that the liability involves the Loss of any Accounts Relief (other than a right to a repayment of Tax) the amount of Tax which the use of the Accounts Relief would have saved had the Accounts Relief been used by a Target Group Company in the period current at Completion (assuming that the Target Group Company then had sufficient profits and was otherwise in a position actually to use in full the Accounts Relief);
(c)    to the extent that the liability involves a liability of a Target Group Company to make a payment or increased payment of Tax which would have arisen but for being satisfied,

avoided or reduced by any Purchaser’s Relief, the amount of such payment or increased payment of Tax which would otherwise have arisen; and
(d)    to the extent that the liability involves the Loss of a right to a repayment of Tax, the value placed on the repayment in the Management Accounts (or in the absence of such a value in the Management Accounts, in the Accounts).
2.6    The due date for any payments under this Schedule shall be:
(a)    in the case of a Liability for Tax which involves a liability to make an actual payment or increased payment of Tax, or an amount in respect thereof, the fifth Business Day prior to:
(i)    in the case of a Liability for Tax in respect of which there is no provision for payment by instalments, the latest date on which the Tax in question can be paid to a Tax Authority in order to avoid a liability to interest or penalties; and
(ii)    in the case of a Liability for Tax in respect of which there is provision for payment by instalments, each date on which an instalment of such Tax becomes payable to a Tax Authority (and so that on each such date an appropriate proportion of the amount claimed shall be paid), or in each case, if later, the date 5 Business Days after the date on which demand is made in writing for payment by or on behalf of the Purchaser;
(b)    in the case of a Liability for Tax which involves a liability of a Target Group Company to make a payment or increased payment of Tax which would have arisen but for being satisfied, avoided or reduced by the use of a Purchaser’s Relief, the date or dates referred to in paragraph 3.2(a)(i) or 3.2(a)(ii) above that would have applied to the Tax satisfied, avoided or reduced by the Relief if that Tax had been payable; and
(c)    in any other case (including the loss of a right to repayment of Tax or reimbursement of any costs and expenses or other amounts pursuant to paragraph 1.2), the seventh Business Day after the date on which demand is made in writing for payment by or on behalf of the Purchaser.
3    TAX ADMINISTRATION
3.1    With effect from Completion, the Purchaser shall be responsible for dealing with the Tax affairs of the Target Group Companies (including the preparation and submission of all Tax returns and related documentation and all other Tax filings) in respect of all periods ending before or after Completion.
3.2    In respect of the corporation tax returns and other corporate income tax filings required to be made in respect of periods ending before Completion and which remain outstanding or which are current at Completion, the Sellers shall provide and shall procure that the auditors and Tax advisers to the Sellers and Seller group shall provide all such assistance, documentation, information and access to records as the Purchaser may reasonably require to enable such returns and filings to be made on a proper and timely basis.
3.3    To the extent only that any corporate tax return or computation (or any substantive correspondence relating thereto) for any period ending on or before Completion to be made or submitted after Completion would be likely, in the Purchaser’s reasonable opinion, to affect the Tax liabilities or obligations of the Sellers or give rise to an Indemnified Tax Claim, the Purchaser:
(a)    shall not submit any such returns, computations or correspondence to any Tax Authority without giving the Sellers a reasonable opportunity to comment thereon; and
(b)    shall or shall procure that the reasonable and timely comments of the Sellers (or their duly authorised agents) in relation to such returns, computations and accounts are taken into account therein;
provided always that the Purchaser shall not be required to take any action under this paragraph 3.3 to the extent that doing so would, in the Purchaser’s reasonable opinion, conflict with the instructions of the W&I Insurer and/or result in any limitation or exclusion of cover under the W&I Policy unless the Purchaser has been indemnified, to its reasonable satisfaction, by the Sellers in respect of such action (whether pursuant to an Indemnified Tax Claim or otherwise).
4    GENERAL
4.1    If the Purchaser or a Target Group Company has acted in accordance with the written requests of the Sellers, the Sellers cannot bring a claim for non-compliance by the Purchaser or the Target Group Company (as the case may be) with any of the provisions of this Schedule in respect of such matter.
PART 3

TAX WARRANTIES
1    GENERAL
1.1    The Accounts make full provision or reserve in accordance with generally accepted accounting principles for all material Tax for which each Target Group Company is accountable or which is liable to be assessed on any Target Group Company in respect of all profits earned, accrued or received on or before the date to which they were drawn up or any event occurring or deemed to have occurred on or before that date. Proper provision has been made and shown in the Accounts for deferred taxation in accordance with generally accepted accounting principles.
1.2    In the last three years, there has been no major change in the nature or conduct of a trade or business carried on by any Target Group Company, and at no time has the scale of activities in a trade or business carried on by any Target Group Company become small or negligible, in each case within the meaning of Part 14 of CTA 2010.

2    RETURNS, DISPUTES AND COMPLIANCE
2.1    In the last six years:
2.1.1    All notices, returns, elections, particulars, declarations, claims for Reliefs and computations legally required to be made, given or submitted by or in respect of a Target Group Company have within relevant time limits, been correctly made, given and/or submitted to the relevant Tax Authority prior to Completion and such submissions are true and accurate in all material respects and are not the subject of any enquiry or dispute.
2.1.2    No Target Group Company has been the subject of any non-routine investigation, audit or discovery by any Tax Authority, and so far as the Sellers are aware there is no reason why any such investigation, audit or discovery might be initiated, nor has a Target Group Company paid or become liable to pay any penalty, surcharge, fine or interest in respect of Tax.
2.1.3    No Target Group Company has been party to any agreement or arrangement with a Tax Authority whereby it is assessed to or accounts for Tax other than in accordance with the terms of relevant legislation or published practice of the relevant Tax Authority.
2.1.4    All transactions in respect of which any clearance or consent was required by law from any Tax Authority have been entered into or carried out by a Target Group Company after such clearance or consent has first been properly obtained and any such clearance or consent has been obtained on the basis of full and accurate disclosure to the relevant Tax Authority of all material information in connection with such clearance or consent, and all such transactions for which such clearance or consent has been obtained have been carried out in accordance with the terms of such clearance or consent.
2.1.5    No Target Group Company has been, nor so far as the Sellers are aware will it become, liable to make to any person (including any Tax Authority) any payment in respect of any liability to Taxation which is primarily or directly chargeable against, or attributable to, any other person (other than a Target Group Company).
2.1.6    No Target Group Company has entered into or otherwise become bound any Tax sharing, allocation, indemnity or similar agreement or arrangement (other than an agreement exclusively between or among the Target Group Companies, or customary provisions in commercial contracts or agreements not primarily relating to Taxes).
2.2    Since the Locked Box Date, no liability to Tax has arisen to any Target Group Company other than Tax on trading income in the ordinary course of business, no Event has taken place which, had it occurred or been planned on or before the Accounts Date, would have caused the provision for deferred tax to be greater, or a deferred tax asset to be smaller, than that which appears in the Accounts.

3    DEDUCTIONS AND PAYMENTS OF TAX
In the last six years, all material Tax for which each Target Group Company is liable (insofar as such Tax ought to have been paid), whether of the United Kingdom or elsewhere, has been paid. Each Target Group Company has duly deducted all material amounts from any payments from which Tax falls to be deducted at source and has duly paid or accounted for such amounts to the relevant Tax Authority.
4    RECORDS
In the last six years, each Target Group Company has maintained (and supplied to the relevant Tax Authority if required or if so requested) accurate records, invoices and other information in relation to Taxes that meet all legal requirements and enable the Tax liability of the relevant Target Group Company to be accurately calculated in all material respects, and to determine, to the extent possible, the Tax consequences of any disposal or other realisation of its assets, and is in possession of all such records that it is legally required to maintain and preserve for Tax purposes.
5    RESIDENCE / OVERSEAS ACTIVITIES
5.1    Each Target Group Company is and has always been resident in the jurisdiction of its incorporation for the purposes of Tax and has never been treated as resident outside the jurisdiction of its incorporation for the purposes of any double tax convention or for any other Tax purposes.
5.2    No Target Group Company has ever carried on any trade or otherwise been liable to Tax other than in the jurisdiction of its incorporation. No Tax Authority in a jurisdiction where a Target Group Company does not file a tax return has made a claim that a Target Group Company is required to file a tax return or sought to impose Tax on a Target Group Company (including by way of withholding in respect of any payment made to a Target Group Company).
5.3    No Target Group Company has a branch, agency or permanent establishment for Tax purposes outside the jurisdiction of its incorporation, nor held a material interest in an offshore fund and no Target Group Company has ever held shares in a company which is not resident in the United Kingdom. No Target Group Company constitutes a permanent establishment or agent of another person, business or enterprise for any Tax purposes.
6    CAPITAL ASSETS
6.1    No Target Group Company owns any asset which, if disposed of at the date of this Agreement for a consideration equal to its net book value as included in the Accounts in respect of the period ending on the Locked Box Date, would give rise to a Tax liability and each Target Group Company holds evidence as to the tax base cost and/or tax written down value of all its capital assets.
6.2    The Disclosure Letter sets out the amount of expenditure, as reduced by any claim under section 791 of CTA 2009, on each of the intangible fixed assets, within the meaning of Part 8 of CTA 2009, of each Target Group Company and provides the basis on which any debit relating to that expenditure has been taken into account in the Accounts or, in relation to expenditure incurred since the Accounts Date, will be available to the relevant Target Group Company. So far as the

Sellers are aware, no circumstances have arisen since the Accounts Date by reason of which that basis might change.
6.3    No Target Group Company has ever held any right to which Part 8A of CTA 2010 applies or an exclusive licence in respect of such right within section 357BA of CTA 2010.
6.4    There are no Encumbrances for Taxes upon any assets of any Target Group Company except statutory liens for Taxes not yet due and payable.
7    LOANS AND DERIVATIVES
All financing costs, including interest, discounts and premiums, payable by a Target Group Company in respect of its debts and other liabilities are deductible in computing its profits, gains or losses for Tax purposes at the time and to the extent that such financing costs are recognised in its statutory accounts and none of the foregoing are subject to restriction pursuant to the provisions of Part 10 TIOPA 2010 (worldwide debt cap).
8    DISTRIBUTIONS AND OTHER PAYMENTS
8.1    No distribution or deemed distribution, within the meaning of section 1000 or sections 1022-1027 of CTA 2010, has been made (or, so far as the Sellers are aware, will be deemed to have been made) by any Target Group Company, except dividends shown in its statutory accounts, and no Target Group Company is bound to make any such distribution.
8.2    No Target Group Company has engaged in, nor been a party to, any of the transactions set out in Chapter 5 of Part 23 of CTA 2010 (demergers).
9    TRANSFER PRICING
In the last six years, all transactions or arrangements made by each Target Group Company have been made on arm’s length terms and the processes by which prices and terms have been arrived at have, in each case, been documented in accordance with applicable legislation and published practice of the relevant Tax Authority and no notice, enquiry or adjustment has been made by any Tax Authority in connection with such transactions or arrangements.
10    VALUE ADDED TAX
10.1    Each Target Group Company is a taxable person and is, as required by law, registered in the relevant jurisdiction for the purposes of VAT, such registration not being subject to any conditions imposed by or agreed with a Tax Authority. None of the Target Group Companies is part of a group registration which includes any company other than a Target Group Company.
10.2    Each Target Group Company has complied with all statutory provisions, rules, regulations, orders and directions in respect of VAT, submitted accurate returns within applicable time limits, and maintained full and accurate VAT records, invoices and other requisite documents. No Target Group Company has been subject to any interest, forfeiture, surcharge or penalty, or been given a warning or been required to give security by any Tax Authority in respect of VAT.

10.3    In the last three years VAT has been duly paid by each Target Group Company or provision has been made in the Management Accounts for all amounts of VAT for which the relevant Target Group Company is liable.
10.4    All supplies made by a Target Group Company are taxable supplies. No Target Group Company has been, nor so far as the Sellers are aware will be, denied full credit for all input tax paid or suffered by it. All VAT paid or payable by a Target Group Company is input tax as defined in section 24 of VATA 1994 and regulations made under it.
10.5    No Target Group Company owns any assets which are capital items subject to the capital goods scheme under Part XV of the VAT Regulations 1995, and no Target Group Company has exercised any option to tax under Part 1 of Schedule 10 to the VATA 1994.
11    STAMP DUTIES
11.1    All documents which establish or are necessary to establish the title of a Target Group Company to any asset owned at Completion or enforce any rights in respect of such assets have been duly stamped or adjudicated not liable and any applicable stamp duties, stamp duty land tax or charges in respect of such documents or transactions, whether in the United Kingdom or elsewhere, have been duly accounted for and paid by the relevant Target Group Company and there are no documents located outside the United Kingdom which would attract stamp duty if brought into the United Kingdom.
11.2    So far as the Sellers are aware, no relief from stamp duty or stamp duty land tax previously granted will, or may be withdrawn on or in connection with the sale of the Target Group pursuant to this Agreement or in respect of any Target Group Company ceasing to be a member of a group of companies.
11.3    The Disclosure Letter sets out full and accurate details of any chargeable interest (as defined under section 48 of the Finance Act 2003) acquired or held by a Target Group Company before Completion that an additional land transaction return will be required to be filed with a Tax Authority and/or a payment of stamp duty land tax made on or after Completion.
12    EMPLOYEE TAX

12.1    In the last six years, each Target Group Company has properly operated the PAYE system and complied with all its obligations in respect of national insurance and has complied with all its reporting, accounting and payment obligations to a Tax Authority in connection with payments (including notional payments) and benefits provided for employees or directors (including former employees and directors) of the Target Group or others.
12.2    In the last six years, no Tax Authority has notified a Target Group Company that any existing sub-contractor or other independent contractor of the Target Group Company should be treated for Tax purposes as an employee of the Target Group Company and no such sub-contractor or independent contractor provides their services (directly or indirectly) through an intermediary (within the meaning set out for the purposes of Chapters 8 et seq of Part 2 ITEPA 2003).

12.3    There are no trusts or other arrangements in place under which any employees or former employees of the Target Group or others could obtain a benefit in any form that could give rise to a liability of, or result in any obligation being imposed on, any Target Group Company.
12.4    In the last three years, there have not been any payments or loans made to, any assets made available or transferred to, or any assets earmarked, however informally, for the benefit of, any employee or former employee (or any associate of such employee or former employee) of the Target Group by an employee benefit trust or another third party, falling within the provisions of Part 7A to ITEPA.
13    EMPLOYEE OPTIONS AND SECURITIES
13.1    No securities options or employment related securities (as defined in sections 420 and 421B(8) of ITEPA) have been granted, issued or transferred by any Target Group Company to any current, former or proposed employees or directors (or to any nominees or associates of such employees or directors) of any Target Group Company and, there are no agreements, schemes or promises to make any such issues or transfers.
13.2    All reasonably foreseeable liabilities of a Target Group Company to account for PAYE or social security contributions (or equivalent liabilities in any jurisdiction) in connection with any shares, securities or options or arrangements relating to shares, securities or options, are covered by enforceable contractual arrangements for those liabilities to be met in full by the relevant current, former or proposed employee or director or some other person.
13.3    There are no disputes with any current or former employees or directors of the Target Group concerning anything falling within this paragraph, or any circumstances that may lead to one.
14    GROUPS
14.1    In respect of all agreements and arrangements for the surrender of Group Relief to which any Target Group Company is a party, no claims, consents or payments remain outstanding.
14.2    No Target Group Company owns an asset which it acquired from a company which was, at the time of that acquisition, a member of the same group of companies as the Target Group Company.
14.3    The entering into and/or completion of this Agreement and/or the sale of the Sale Shares pursuant to this Agreement will not result in the deemed disposal of any asset of a Target Group Company for the purposes of any Tax nor has any Event occurred since the Accounts Date as a result of which there has been such deemed disposal by a Target Group Company.
15    CLOSE COMPANIES
15.1    In the last six years, no distribution within section 1064 of CTA 2010 has been made by any Target Group Company.
15.2    No loans or advances made by a Target Group Company and falling within sections 455, 459 and 460 of CTA 2010 remained outstanding at or after the Accounts Date. No Target Group Company has released or written off, nor agreed to release or write off, the whole or any part of any such loans or advances.

16    INHERITANCE TAX
16.1    No transfer of value (as defined in the IHTA) or disposal by way of gift (within the meaning of section 102 of Finance Act 1986) has in the last seven years at any time been made by or to a Target Group Company, and so far as the Sellers are aware there are no other circumstances by reason of which any liability in respect of inheritance tax (or any similar tax in any jurisdiction) nor any other Encumbrance in relation to inheritance tax (or any similar tax in any other jurisdiction) has arisen or could arise on a Target Group Company.
16.2    No charge (as is defined in section 237 of the IHTA) is outstanding over any asset of a Target Group Company or in relation to any of the Sale Shares and no circumstances exist which could lead to any such charge arising in the future.
16.3    There are not in existence any circumstances whereby any such power as is mentioned in section 212(1) of the IHTA could be exercised in relation to any shares in or assets of a Target Group Company.
17    ANTI-AVOIDANCE
No Target Group Company and no associate of any Target Group Company has been party to, or been a promoter of, or otherwise been involved in any transaction, scheme or arrangement designed wholly or mainly for the purpose of avoiding Tax, or in relation to which it has or may become liable to disclose or provide information in compliance with Part 7 of Finance Act 2004, Schedule 11A of VATA 1994 or any regulations made thereafter, or any other legislation in any jurisdiction requiring the disclosure of tax avoidance schemes.

SCHEDULE 6

LIMITATION OF LIABILITY
1    LIMITATIONS ON LIABILITY
1.1    The Sellers shall have no liability for any of the following claims under this Agreement unless the Purchaser notifies the Sellers of such claim in writing and:
(a)    in the case of any Claim (other than a Tax Warranty Claim or a Tax Covenant Claim), on or before the date falling 12 months after the Completion Date;
(b)    in the case of a Covered Indemnity Claim, as follows:
(i)    in the case of a Fundamental Warranty Claim or an Indemnified Tax Claim, on or before the date falling six years after the Completion Date; and
(ii)    in the case of an Indemnified General Warranty Claim, on or before the date falling 12 months after the Completion Date;
(c)    in the case of a Tax Warranty Claim or a Tax Covenant Claim on or before the date falling seven years after the Completion Date; and
(d)    in the case of any Special Indemnity Claim, for a period of six months following the expiry of the relevant statute of limitations.
1.2    Any notice referred to in paragraph 1.1 of this Schedule 6 shall include such detail and supporting evidence as is reasonably available to the Purchaser at the time of the relevant facts and circumstances giving rise to the Claim, together with the Purchaser’s good faith estimate of any alleged losses, damages, costs and expenses (to the extent then known).
2    FINANCIAL LIMITS
2.1    Notwithstanding any other provision of this Agreement, the maximum aggregate liability of the Sellers in respect of all Claims (other than a Covered Indemnity Claim or Special Indemnity Claim) shall not exceed $1, and it is acknowledged and agreed between the parties that the sole recourse of the Purchaser against the Sellers in respect of any Claim (other than a Covered Indemnity Claim or Special Indemnity Claim) in excess of such amount shall be under the W&I Policy.
2.2    Cap. The maximum aggregate liability of the Sellers (including any costs, expenses and other liabilities payable by the Sellers in connection with such claims) for (i) all Covered Indemnity Claims (excluding Indemnified General Warranty Claims) shall not exceed the Share Consideration, (ii) all Indemnified General Warranty Claims shall not exceed 10 percent of the Share Consideration, (iii) all Specified Matter Claims shall not exceed $1,000,000, and (iv) all claims in relation to this Agreement shall not exceed the Share Consideration.
2.3    Small claims. The Sellers shall have no liability for any single Claim (excluding Fundamental Warranty Claims, Special Indemnity Claims and Indemnified Tax Claims) unless the amount (ignoring interest on the amount claimed and any costs and expenses associated with making the claim) of such single Claim (when aggregated with the amounts of any other Claims notified to the Sellers arising from the same facts, matters, events or circumstances) is equal to or exceeds $350,000 in which case the Sellers shall (subject to this Schedule) be liable for the whole amount of such Claim and not merely for the excess.
2.4    Threshold. The Sellers shall have no liability for any Claims (excluding Fundamental Warranty Claims, Special Indemnity Claims and Indemnified Tax Claims) unless the aggregate amount (ignoring interest on the amount claimed and any costs and expenses associated with making the claim) of all such Claims notified to the Sellers is equal to or exceeds $3,500,000 in which case the Sellers shall (subject to this Schedule) be liable for the whole amount of such Claims and not merely for the excess.
3    DISCLOSED MATTERS
The Seller shall have no liability for any Claim (excluding Fundamental Warranty Claims, Special Indemnity Claims and Indemnified Tax Claims) to the extent that the facts, matters, events or circumstances giving rise to such Claim are Disclosed.
4    PURCHASER ACTIONS
The Sellers shall have no liability for any Claim (excluding Fundamental Warranty Claims, Special Indemnity Claims and Indemnified Tax Claims) to the extent that such Claim arises or is increased as a direct result of:
(a)    any voluntary act or omission carried out by any Purchaser Group Company, or any of their directors, officers, employees, agents or consultants after Completion (other than any act or omission required by this Agreement or carried out with the Sellers’ express written agreement);
(b)    any voluntary act or omission carried out by the Sellers on or before Completion at the written request of, or with the express written consent of, the Purchaser;
(c)    any change in the accounting policies or practices applied in preparing any accounts or valuing any assets or liabilities of any Target Group Company which is instigated after Completion with retrospective effect (save to the extent such change is made to enable the relevant Target Group Company to comply with any legal or regulatory requirements and/or to conform with relevant generally accepted accounting practices from time to time);
(d)    any winding-up or cessation of, or any change in, the nature or conduct of any business carried on by a member of the Purchaser Group after Completion;
(e)    the withdrawal or amendment of or change to any practice, concession or written agreement or administrative arrangements with any Target Group Company previously made by any Tax Authority in force at the date of this Agreement;
(f)    any change in the accounting reference date or the length of any accounting period of any member of the Purchaser Group made on or after Completion; or

(g)    any change in the accounting bases, policies, practices or methods applied in preparing any accounts or valuing any assets or liabilities of any Target Group Company from those used in the preparation of the Accounts, other than to the extent required to comply with any alteration to or enactment of any statute, statutory instrument or other change in law or change in UK GAAP.
5    KNOWLEDGE OF THE PURCHASER
The Sellers shall not be liable in respect of any Claim (excluding Fundamental Warranty Claims, Special Indemnity Claims and Indemnified Tax Claims) to the extent the Purchaser has Purchaser Actual Knowledge of the facts, matters, events or circumstances giving rise to such Claim.
6    MATTERS PROVIDED FOR IN THE ACCOUNTS
The Sellers shall have no liability for any Claim (excluding Fundamental Warranty Claims, Special Indemnity Claims and Indemnified Tax Claims) to the extent that an express and specific provision, reserve or allowance has been made in the Management Accounts or the Accounts in respect of the period ending on the Locked Box Date for the matter or thing giving rise to such Claim.
7    INSURANCE RECOVERY
The Sellers shall not be liable for any Claim to the extent that the relevant loss or damage is actually recovered under any policy of insurance in force for the benefit of any Purchaser Group Company (after deducting: (i) any Tax payable in respect of the sum recovered after taking account of any Relief received by any Purchaser Group Company in respect of the matter giving rise to the relevant Claim; (ii) any reasonable costs and expenses properly incurred by any Purchaser Group Company in making such recovery; and (iii) the net present value of the increase in the premium payable by any Purchaser Group Company as a result of making such recovery); provided, (i) that, to the extent any Purchaser Group Company is entitled to claim under any policy of insurance with respect to matters giving rise to any Claim, it shall pursue such Claim diligently against the relevant insurer (although shall not be required to pursue such Claim prior to seeking recovery from the Sellers), and (ii) to the extent the Purchaser Group has recovered an amount from the Seller with respect to any Claim, any insurance monies actually received by the Purchaser Group shall be reimbursed to the Sellers, up to the amount which the Purchaser Group recovered from the Sellers.
8    THIRD PARTY RECOVERY
8.1    The Sellers shall not be liable in respect of any Claim to the extent of the amount of the loss to which the Claim relates has otherwise been made good or has otherwise been compensated for in full without loss to any member of the Purchaser Group.
8.2    The Sellers shall not be liable for any Claim to the extent that the relevant loss or damage is actually recovered by a Purchaser Group Company from a third party (after deducting: (i) any Tax payable in respect of the sum recovered after taking account of any Relief received by any Purchaser Group Company in respect of the matter giving rise to the relevant Claim; and (ii) any reasonable costs and expenses properly incurred by any Purchaser Group Company in making such recovery); provided (i) that the Purchaser Group shall use all reasonable endeavours to recover from such third party, and (ii) to the extent the Purchaser Group has recovered an amount from the Sellers with respect to any Claim, any monies actually received from the relevant third party by the Purchaser Group shall be reimbursed to the Sellers, up to the amount which the Purchaser Group recovered from the Sellers; provided that nothing in this paragraph shall require or prevent the Purchaser or the Purchaser Group from doing anything which would be materially detrimental to the business of the Purchaser Group.
8.3    If the Purchaser becomes aware of a claim which could give rise to a Claim for which a Purchaser Indemnified Party intends to seek third party recovery, the Purchaser shall give written notice thereof to the Sellers (such notice specifying in reasonable detail the material aspects of the claim) as soon as reasonably practicable, provided always that the giving of such notice shall not be a condition precedent to the liability of the Sellers, and the Sellers shall have the right of conduct over seeking third party recovery with respect to such claim; provided, that
(a)    the Sellers indemnify and secure the Purchaser Indemnified Party to the Purchaser’s reasonable satisfaction against liabilities, costs, damages or expenses which may be incurred thereby; and
(b)    the Sellers shall not, without the Purchaser’s prior written consent (not to be unreasonably withheld or delayed), satisfy or settle the relevant claim or make any decision which may affect the outcome of such claim.
8.4    So long as the Sellers are exercising their rights under paragraph 8.3, the Purchaser shall use its commercially reasonable efforts to, and shall procure that the relevant Target Group Company uses its commercially reasonable efforts to, ensure that:
(a)    the Sellers and their duly authorised agents are afforded such information or assistance as they reasonably request to enable the Sellers to make informed decisions and requests in relation to such claim; and
(b)    the Sellers are sent a copy of any material communication from the applicable counterparty so far as it relates to such claim reasonably promptly after receipt thereof.
9    ASSIGNEES
Any third party which is entitled under the terms of this Agreement to make any Claim against the Sellers under this Agreement shall be subject to the provisions of this Schedule 6 as if it were the Purchaser.
10    CHANGE IN LAW
The Sellers shall not be liable in respect of any Claim other than a Tax Claim to the extent that the Claim arises from, or the value of the Claim is increased as a result of, a change in any law, legislation, rule or regulation (including any new law, legislation, rule or regulation) that comes into force or otherwise takes effect after the date of this Agreement.

11    NO DOUBLE RECOVERY
The Purchaser Indemnified Parties shall not entitled to recover damages or otherwise obtain payment, reimbursement or restitution more than once in respect of the same loss, liability, fact, matter or circumstance in respect of this Agreement or otherwise in respect of the Transaction Documents as a whole, and for this purpose recovery by the Purchaser Indemnified Parties or any Target Group Company shall be deemed to be a recovery by each of them.
12    DUTY TO MITIGATE
Nothing in this Schedule 6 will in any way restrict or limit any common law duty the Purchaser may have to mitigate its loss in relation to any Claim.
13    CONTINGENT LIABILITY
If any Claim arises as a result of a contingent or unquantifiable liability, the Sellers will not be obliged to pay any sum in respect of the Claim until the liability either ceases to be contingent or becomes quantifiable, except in relation to a Tax Covenant Claim, in which case the specific provisions of the Tax Covenant shall have effect. This is without prejudice to the right of the Purchaser to give notice of the Claim in accordance with paragraph 1 of this Schedule 6.
14    NO GREATER LIABILITY
If the benefit of the Warranties or this Agreement is assigned, the liability of the Sellers shall be no greater than it would have been if such assignment had not occurred.
15    REMEDIABLE BREACHES
To the extent the fact, matter, event or circumstance giving rise to a Claim other than a Tax Claim is capable of remedy, the Sellers shall not be liable for such Claim if and to the extent that it is remedied at no cost or expense to the Target Group to the reasonable satisfaction of the Purchaser within 30 Business Days of the date of the notice referred to in paragraph 1.1. The Purchaser shall, and shall procure that each member of the Purchaser Group shall, at the cost and expense of the Sellers, use its commercially reasonable efforts to provide reasonable assistance to the Sellers to remedy any such fact, matter, event or circumstance.
16    SUBSEQUENT RECOVERY
If the Sellers pay the Purchaser any amount in respect of a Claim other than a Tax Covenant Claim and the Purchaser or any member of the Purchaser Group actually recovers from any person other than the Sellers a sum which is directly referrable to that Claim (including by way of discount, relief or credit), the Purchaser shall give prompt notice to the Sellers, and shall use its commercially reasonable efforts to seek recovery from such third party. If any amount is actually recovered from such third party, then such amount (after deducting: (i) any Tax payable in respect of the sum recovered after taking account of any Relief received by any Purchaser Group Company in respect of the matter giving rise to the relevant Claim; and (ii) any reasonable costs and expenses properly incurred by any Purchaser Group Company in making such recovery) shall promptly be repaid by the Purchaser to the Sellers or used to set off any amounts owed to any Purchaser Group Company under this Agreement.
17    CONDUCT OF THIRD PARTY CLAIMS AND THE SPECIFIED CASE
17.1    In respect of any fact, matter, event or circumstance which any member of the Purchaser Group becomes aware of, which is reasonably likely to result in a claim against any of them by a third party (a “Third Party Claim”) and which, in turn, is reasonably likely to result in a Claim other than a Tax Claim, the Purchaser shall:
(a)    soon as reasonably practicable give written notice of the Third Party Claim to the Sellers specifying in reasonable detail the material aspects of the Third Party Claim (provided that the giving of such notice shall not be a condition precedent to the liability of the Sellers);
(b)    keep the Sellers reasonably informed of the progress of the Third Party Claim; and
(c)    provide the Sellers with copies of all material correspondence or other documents relating to the Third Party Claim requested by the Sellers, subject always to legal professional privilege and any confidentiality obligations that are binding on any member of the Purchaser Group;
(d)    not cease to defend the Third Party Claim or make any admission of liability or any agreement or compromise in relation to the Third Party Claim without the prior written consent of the Sellers, which shall not be unreasonably withheld or delayed; and
(e)    take such action as the Sellers may reasonably request to avoid, resist, dispute, appeal, compromise, remedy or defend the Third Party Claim, provided that nothing in this paragraph shall require or prevent the Purchaser or the Purchaser Group from doing anything which would be materially detrimental to the business of the Purchaser Group. Sellers agree to use their commercially reasonable efforts to, and shall procure that their Affiliates use their commercially reasonable efforts to, ensure that the Purchaser and its duly authorised agents are afforded such information or assistance as they reasonably request to enable the Purchaser to make informed decisions and requests in relation to such claim.
17.2    Notwithstanding the foregoing, the Sellers shall assume the defence of, and have the right to fully and exclusively control, the Specified Case with respect to any current or future defendant in the Specified Case that is a member of the Seller Group or Purchaser Group or is an Affiliate of the Seller or Purchaser. The Sellers shall have full authority and discretion to satisfy or settle the Specified Case; however, the Sellers shall not, without the Purchaser’s prior written consent, satisfy or settle the Specified Case if such satisfaction or settlement includes injunctive relief that would result in a material change to the operations of the Business after the Completion Date that is adverse to Purchasers, provided that such consent shall not be unreasonably withheld, conditioned, or delayed. The Purchasers shall cooperate in good faith, and use commercially reasonable efforts to ensure that any relevant Target Group Company cooperates in good faith, in all aspects of any investigation, defence, pretrial activities, trial, compromise, settlement or discharge relating to the Specified Case, including, but not limited to, providing the Sellers with reasonable access to the books, records, employees and officers (including as witnesses) of the Purchasers and any relevant Target Group Company.

18    SELLER ACCESS
In the event of a Claim other than a Tax Claim, the Purchaser shall use commercially reasonable efforts to procure that the Sellers and their representatives are provided, upon reasonable notice and during working hours, with reasonable access to such information, records, premises and personnel of the relevant Target Group Companies as they may reasonably require (but excluding anything which is subject to legal privilege) to investigate, avoid, remedy, dispute, resist, appeal, compromise or contest such Claim and shall permit the Sellers and their representatives to make copies of such documentation and information to the extent relevant to the Claim. The foregoing access rights shall similarly apply in connection with any claims made under the W&I Policy.

SCHEDULE 7

BUSINESS NAMES

SS PROTECT NETWORK PROTECT SCANGUARD TOTAL AV
PC PROTECT PROTECTED.NET PROTECTED ANTIVIRUS
TOTAL SECURITY
SPEEDY CLEANER
TOTAL ADBLOCK
TOTAL ADSHEILD
TOTAL WEBSHIELD
TOTAL PASSWORD
TOTAL BROWSER
TOTAL COUPON
TOTAL CLEANER

SCHEDULE 8

DEFINITIONS AND INTERPRETATION

1    DEFINITIONS
In this Agreement
“Accounts” means the audited consolidated accounts of the Target Group as of 31 December 2022, including the balance sheet and notes to them;

“Accounts Date” means 31 December 2022;

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” of a Person means the power to, directly or indirectly, direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or other ownership interests, by contract or otherwise, including, with respect to a corporation, partnership or limited liability company, the direct or indirect ownership of more than 50% of the voting securities in such corporation or of the voting interest in a partnership or limited liability company.

“Anti-Bribery Law” means any international, European Union or national laws, common law, statutes, directives, bye-laws, orders, treaties, regulations or other subordinate legislation, notices, codes of practice, circulars, guidance notes, judgments, decrees or instructions or decisions of any competent regulatory body in force from time to time (in each case having the force of law and as applicable to any Target Group Company) relating to bribery or corruption, including the US Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010;

“Approved Form” means, in relation to a document, in a form reasonably approved by the Purchaser and Seller Parent;

“Associated Person” means any director, officer, or employee of a Target Group Company (acting in such capacity), and any person who performs or has performed services or work for or on behalf of a Target Group Company who is not in business on their own account or in a client/customer relationship;

“Bing Agreement” means an agreement in agreed form between a member of the Seller’s Group and the Target Company relating to the use, by the Target Company, of the Seller’s Group’s hosted Bing solution;

“Board” has the meaning given in clause 11.1;

“Business” means the business carried on by the Target Group as at, or at any time during the twelve months preceding, the date of this Agreement;

“Business Day” means a day (excluding Saturdays, Sundays and public holidays in England) when banks in the City of London are generally open for business;

“Business Names” means each of the names set out in Schedule 7;

“Claim” means any General Warranty Claim, Covered Indemnity Claim or a Tax Claim;

“Claim Period Date” has the meaning given in clause 5.3;

“Completion” means completion of the sale and purchase of the Sale Shares pursuant to this Agreement;

“Completion Date” means the date on which Completion occurs in accordance with this Agreement;

“Completion Obligations” has the meaning given in clause 4.1;

“Confidential Information” means any Target Confidential Information, any information relating to any member of the Purchaser Group (including any information relating to any of their respective businesses, assets, affairs, personnel or commercial relations), and any information relating to the existence, status or implementation of the Transaction or any negotiations relating to it (including any terms of the Transaction and the contents of any Transaction Document);

“Connected Person” means:

(a)    in the case of a person which is a body corporate, any director, officer, manager, employee, representative, agent or advisor of that person;

(b)    in the case of any person, any person connected with that person within the meaning of section 1122 of the Corporation Tax Act 2010;

(c)    in the case of any person (other than a natural person), their group undertakings;

(d)    in the case of a person which is a limited partnership, the partners of the person or their nominees, or a nominee or trustee for the person, or any investors in any fund which holds interests, directly or indirectly, in the person;

(e)    any person which manages and/or advises any person referred to in (d) above;

(f)    in the case of any of the Sellers, any company of which they are a director or shareholder; and

(g)    any Connected Person of any person referred to in (a) to (e) above; “CTA 2010” means the Corporation Tax Act 2010;

“Covered Indemnity Claim” has the meaning given in clause 8.2;

“Data Protection Laws” means all laws, enacting instruments, common law, regulations, directives, decisions, recommendations and the like (whether in the United Kingdom, the European Union, United States, Canada or elsewhere) concerning the protection and/or processing of Personal Data, and to general consumer protection laws, rules and regulations as applied in the context of data privacy, data breach notification, electronic communication, telephone and text message communications, marketing by email or other channels, and other similar laws;

“Disclosed” means fairly disclosed in the Disclosure Letter with sufficient detail to enable the Purchaser to make an informed and accurate assessment of the fact, matter, event or circumstance;

“Disclosure Letter” means the letter from Seller Parent to the Purchaser with the same date as this Agreement and which is described as the disclosure letter;

“Earnout Obligations” means any and all obligations under (a) Section 12.11 of that certain Business Combination Agreement by and among Seller Parent, S1 Holdco, LLC, Orchid Merger Sub I, Inc., Orchid Merger Sub II, LLC, System1 SS Protected Holdings, Inc., and

others dated as of June 28, 2021 (as amended from time to time, the “BCA”) and (b) that certain Conditional Consent, Waiver and Acknowledgment by and among Seller Parent, Christopher Phillips, the Target Company and Just Develop It Limited dated as of August 30, 2022 (as amended from time to time, including pursuant to that certain First Amendment to the Conditional Consent dated June 1, 2023).

“Economic Sanctions Law” means any economic or financial sanctions administered by OFAC, the US State Department, the United Nations, the European Union (or any member state of the European Union) or any other national economic sanctions authority;

“Employees” means the employees of the Target Group;

“Encumbrance” means any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest or right (whether legal or equitable), title retention or any other encumbrance or security interest, right, agreement or arrangement of any kind and however created (and in each case whenever exercisable, and whether or not contingent or conditional), including any agreement to create any of the same;

“Financial Debt” means all borrowings and other indebtedness by way of overdraft, acceptance credit or similar facilities, loans, loan stocks, bonds, debentures, notes, debt or inventory financing, shareholder and vendor loans, finance leases or sale and lease back arrangements or any other arrangements the purpose of which is to borrow money, together with foreign exchange, interest rate or other swaps, hedging obligations, bills of exchange, recourse obligations on factored debts and obligations under other derivative instruments;

“Fundamental Warranties” means the warranties set out in Part 1 of Schedule 4;

“Fundamental Warranty Claim” has the meaning given to it in clause 8.1.2;
“General Warranties” means the warranties set out in Part 2 of Schedule 4;
“General Warranty Claim” means a claim for breach of any General Warranties set forth in Part 2 of Schedule 4.
“Google Payments Letter Agreement” means an agreement in Agreed Form between Seller Parent and the Target Company relating to the continued use of the Target Company’s Google Sub Account (897-083-8774) that is registered in the name of Seller Parent at Completion until the Target Company has received a Google Payments profile registered in the name of the Target Company or any Purchaser Group Company;
“Government Agency” means a government or a governmental, semi- governmental, regulatory, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity, in each case whether foreign, federal, state, territorial, local or otherwise;
“Government Official” means: (i) any official, employee or representative of, or any other Person acting in an official capacity for or on behalf of, any Government Agency (including any Person owned or controlled by a Government Agency), political party, political candidate or public international organisation; and (ii) any candidate for political office (or any Person acting on such candidate’s behalf);

“Holdco” has the meaning given to it in the parties clause;

“Indemnified General Warranty Claim” has the meaning given to it in clause 8.1.2;

“Indemnified Tax Claim” has the meaning given to it in clause 8.1.3;

“Intercompany Debt Repayment Amount” means $9,583,143.68;

“IP” means any intellectual property right or other proprietary right of any kind, type, or nature, arising in any jurisdiction in the world, including (a) patents, rights to inventions, utility models, and industrial designs (including any continuations, divisionals, continuations-in-part, provisionals, renewals, reissues, reexaminations, extensions, and applications for any of the foregoing), (b) trademarks, service marks, logos, trade names, trade dress, brand names, business names, product names, logos, slogans, in each case, together with all goodwill, moral rights and any other intellectual property rights, registrations and applications for registration related to any of the foregoing, any and all common law rights therein, and all rights therein provided by international treaties or conventions, and all extensions and renewals of any of the foregoing, (c) domain names, URLs, and social media identifiers and handles, (d) design rights, copyrightable works, copyrights, works of authorship, rights in databases, topography rights, and all rights therein provided by international treaties or conventions, (e) rights in confidential information (including without limitation know-how and trade secrets), proprietary know-how, technologies, databases, data, processes, techniques, protocols, methods, formulae, algorithms, layouts, designs, ideas, specifications, (g) any and all other intellectual property rights or other proprietary rights of any kind, type or nature; and (h) all tangible embodiments of the foregoing, in each case, whether registered or unregistered and including all applications for the grant or renewals or extensions or reversions of any such rights, and all rights having equivalent or similar effect anywhere in the world;

“IT Systems” means information and communications technologies, including computer hardware and software applications and systems, middleware, firmware, networks, databases, switches and interfaces, platforms, peripherals and computer systems, network and telecommunications equipment, and all associated preparatory materials, user manual and documentation;

“Key Person” means each of Michael Blend, Tridivesh Dey Kidambi, Daniel Weinrot, William Huhnerkoch and Chuck Ursini;

“Leakage” has the meaning given in Schedule 3;

“Leakage Claim” means a claim under clause 5.1;

“Liability for Tax” has the meaning given in Schedule 5;

“Licence In” means an agreement pursuant to which any third party grants to a Target Group Company a license, sublicense, or covenant not to sue or assert, with respect to any Business IP (other than any nonexclusive shrink wrap, click-wrap, or browse wrap agreements for non-customized, commercially available software);
“Licence Out” means an agreement pursuant to which a Target Group Company grants to any third party a license, sublicense, or covenant not to sue or assert, with respect to any Owned IP (other than nonexclusive licenses granted by the Target Group Company to customers and vendors performing services to the Target Group Company in the ordinary course of business);

“Locked Box Accounts” mean the unaudited balance sheet and unaudited profit and loss account of each Target Group Company as at the Locked Box Date, in the Agreed Form;
“Locked Box Date” means August 31, 2023;
“Management Accounts” means the unaudited balance sheet and unaudited profit and loss account of each Target Group Company (including any notes thereon) for each calendar month, beginning 1 January 2023 and ending on 31 August 2023;
“Material Agreement” means any agreement, arrangement, understanding or commitment that is a (i) Payment Processor Agreement, (ii) agreement that a Target Group Company is a party to, or bound by, which involves expenditure by a Target Group Company in excess of $100,000 calculated on an annualised basis or under which the Target Company is entitled or expected to receive revenue in excess of $100,000 calculated on an annualised basis, (iii) Licence In, or (iv) Licence Out;
“Onyx” has the meanings given to it in the definition of Onyx Debt Amount;
“Onyx Debt Amount” means all borrowings and other indebtedness (including any setup fees paid or payable) under the Target Company’s Secured Term Loan Facility with Onyx Asset Finance Limited (“Onyx”);
“Onyx Payoff Documentation” means a customary payoff letter and lien release documentation relating to the repayment of the Onyx Debt Amount and the termination of all Encumbrances associated therewith;
“Payment Processor Agreement” means, with respect to any Target Group Company’s (the “Merchant”) acceptance of credit, debit and/or other payment cards (each, a “Payment Card”) for the sale of goods or services, any agreement between the Merchant, on the one hand, and a company that facilitates, transmits, processes, or performs other intermediary services with respect to Payment Card transactions that occur at the Merchant’s place of business, on the other hand;
“Pension Scheme” means the AutoEnrolment to Master Trust in accordance with the Pension Act of 2008;
“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, joint venture, trust, proprietorship, other business organization or governmental entity;
“Personal Data” means the same as the terms “personal data”, “personal information” or the equivalent under applicable Data Protection Laws;
“Pre-Contractual Statement” has the meaning given in clause 19.2;
“Protected Personnel” means the directors, officers, management and employees of any Target Group Company (other than Tridivesh Kidambi and Michael Blend);
“Purchaser Actual Knowledge” means Daniel Richards, Christopher Phillips, Nicholas Baker, Philip Nugent or William Thomas having actual knowledge of a fact, matter, event or circumstance;
“Purchaser Group” means the Purchaser and its group undertakings from time to time (including the Target Group Companies as from Completion) and “Purchaser Group

Company” means all or any of them as the context requires, and “member of the Purchaser Group” shall be construed accordingly;
“Purchaser Released Party” has the meaning given in clause 17.4;
“Purchaser Releasor” has the meaning given in clause 17.3;
“Purchaser’s Solicitors” means Willkie Farr & Gallagher LLP;
“Redemption” has the meaning given in clause 3.4;
“Regulations” means any law, enactment, statute, directive, regulation, regulatory policy, guideline, requirement or industry code (as amended, modified or replaced from time to time and including good practice codes) issued by any Regulatory Authority applicable to (i) any part of the Target Group and (ii) any or all of the activities undertaken by or on behalf of the Target Group in any and all jurisdictions worldwide;
“Regulatory Authority” means any person having governmental, regulatory, ethical, supervisory or other competent authority under any applicable Regulations over any part of the business of the Target Group or any person undertaking activities on behalf of the Target Group or any industry or trade body to which the Target Group has subscribed;
“Relevant Period” means the period of 12 months preceding Completion Date;
“Relief” has the meaning given in Part 1 of Schedule 5;
“Repurchase Shares” has the meaning given in the Background;
“Restricted Business” has the meaning given in clause 11.1.1;
“Restricted Employee” means any person who is, or has been at any time during the Relevant Period, employed by the Target Company any Target Group Company as a director, officer or as a senior manager or above, or any other person employed or engaged by the Target Company or any Target Group Company who could materially damage the interests of the Target Company or any Target Group Company if they were involved in any capacity in any business which competes with the Restricted Business;
“Restricted Period” means the period of 18 months commencing on the Completion Date;
“Restricted Territory” means any jurisdiction in which any Target Group Company has a bona fide commercial relationship as at the Completion Date with a counterparty in that jurisdiction;
“Sale Shares” means the 7,992,009 A Preference shares of £0.001 each and 7,960,105 B Ordinary shares of £0.001 in the Target Company registered in the name of the Sellers as set forth on Schedule 1;
“Sanctioned Person” means any person, organisation or vessel: (i) designated on the OFAC list of “Specially Designated Nationals and Blocked Persons” or on any list of targeted persons issued under any Economic Sanctions Law of any country; which is, or is part of, a government of a Sanctioned Territory; (ii) owned or controlled by, or acting on behalf of, any of the foregoing; (iii) located within or operating from a Sanctioned Territory; or (iv) otherwise targeted under any Economic Sanctions Law;

“Sanctioned Territory” means any country or other territory subject to a general export, import, financial or investment embargo under any Economic Sanctions Law;
“Second Amendment to Conditional Consent” has the meaning given in the Background;
“Seller Group” means the Sellers and their respective Subsidiaries (excluding the Target Group Companies) and “Seller Group Company” means all or any of them as the context requires, and “member of the Seller Group” shall be construed accordingly;
“Seller Related Party” means the Sellers, the Seller Group and the Connected Persons of each them;
“Seller Released Party” has the meaning given in clause 17.3;
“Seller Releasor” has the meaning given in clause 17.4;
“Service Providers” means Associated Persons who are not natural persons;
“Share Consideration” has the meaning given in clause 3.1;
“Special Indemnity Claims” means any Specified Case Claim or Specified Matter Claim;
“Specified Case” has the meaning given in Attachment A.
“Specified Case Claim” has the meaning in clause 8.
“Specified Matter” has the meaning given in Attachment A.
“Specified Matter Claim” has the meaning given in clause 8.
“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other business entity of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing member or general partner or similar position of such partnership, limited liability company, association or other business entity;
“S1 Personnel” means the directors, officers management and employees of the Seller Group (other than the Target Group Companies), but excluding Chris Phillips and John Civantos.
“Target Company” has the meaning given in the Background to this Agreement;
“Target Confidential Information” means any information (in any form and whenever supplied or made available) relating to any Target Group Company, including any information relating to the business, assets, affairs, personnel or commercial relations of any Target Group Company provided to the Sellers or a Seller Related Party in connection with the Transaction;

“Target Group” means the Target Company and the Target Subsidiaries, and “Target Group Company” means all or any of them as the context requires, and “member of the Target Group” shall be construed accordingly;
“Target Subsidiaries” means the direct and indirect Subsidiaries of the Target Company, details of which are set out in Schedule 1;
“Tax” means any and all forms of taxes, levies, imposts, business rates, contributions, duties and charges in the nature of taxation and all withholdings or deductions in respect of them of whatever nature whenever imposed whether of the United Kingdom or elsewhere, whether supranational, national, regional or local (including, for the avoidance of doubt, National Insurance contribution liabilities in the United Kingdom and corresponding obligations elsewhere) and whether or not directly or primarily chargeable against, recoverable from or attributable to any Target Group Company or any other person including all fines, penalties, charges, surcharges and interest relating to them;
“Tax Authority” has the meaning given in Schedule 5;
“Tax Claim” has the meaning given in Schedule 5;
“Tax Covenant” means the provisions set out in Part 2 of Schedule 5;
“Tax Covenant Claim” means a claim under the Tax Covenant;
“Tax Warranty Claim” means a claim for breach of any Tax Warranties;
“Tax Warranties” means the warranties set out in Part 3 of Schedule 5;
“Transaction” means the transaction contemplated by the Transaction Documents;
“Transaction Documents” means this Agreement, the Disclosure Letter, the Second Amendment to Conditional Consent and any other agreements contemplated hereby or in any other Transaction Document, in each case in the Approved Form;
“UK GDPR” has meaning is given to it in section 3(10) (as supplemented by section 205(4)) of the Data Protection Act 2018);
“VAT” has the meaning given in Schedule 5;
“W&I Insurer” means the provider of the W&I Policy;
“W&I Policy” has the meaning given to is in clause 13;
“Warranties” means the Fundamental Warranties, the General Warranties and the Tax Warranties;
“Warranty Claim” means a General Warranty Claim or Tax Warranty Claim (as the context requires); and
“Workers” means those individuals who are providing services to a Target Group Company under or pursuant to any agreement which is not a contract of employment with the relevant company including, without limitation, where the individual acts as a consultant, worker supplied by an agency, non-executive director, or other officer.
2    INTERPRETATION
In this Agreement:

(a)    references to “this Agreement” means this agreement including its schedules, as such may be validly varied, amended, supplemented, restated, renewed, novated or replaced from time to time (in each case, however fundamentally);

(b)    the words “including” and “in particular” and any similar words or expressions are by way of illustration and emphasis only and do not operate to limit the generality or extent of any other words or expressions;

(c)    unless the context requires otherwise, references to a “party” means a party to this Agreement and includes its assignees (if any) and/or the successors in title to substantially the whole of its undertaking (and, in the case of a natural person, to his or her estate and personal representatives);

(d)    references to a “person” includes any natural person, individual, company, firm, body corporate, partnership, limited partnership, foundation, association, organisation, trust, government, state, agency of a state or any undertaking (in each case whether or not having separate legal personality and irrespective of the jurisdiction in which it was formed or exists);

(e)    the expressions “undertaking”, “group undertaking”, “subsidiary undertaking”, “parent undertaking”, “subsidiary” and “holding company” shall be construed in accordance with section 1159, 1161 or 1162 (as applicable) of the Companies Act 2006, save that, for the purposes of the membership requirement contained in subsections 1162(2)(b) and (d) and 1159(1)(b) and (c) of the Companies Act 2006, a company shall be treated as a member of another company even if its shares in that other company are registered in the name of: (i) another person or its nominee by way of security or in connection with the taking of security; or (ii) its nominee;

(f)    references to “sterling” or “pounds sterling” or “£” are references to the lawful currency of England from time to time;

(g)    references to “$” or “USD” means US dollars, the lawful currency of the United States of America from time to time. Any requirement to convert USD into pounds sterling shall be undertaken using the closing spot rate shown in the Financial Times on the date of this Agreement;

(h)    any reference to an enactment, a statute, statutory provision or subordinate legislation (which shall include any directly applicable EU legislation or US legislation, as applicable) includes:

(i)    that enactment as amended, extended, consolidated, re-enacted or applied by or under any other enactment on, before or after the date of this Agreement;

(ii)    any enactment which that enactment re-enacts, consolidates or enacts in rewritten form (in each case with or without modification, and irrespective of whether the enactment which is re-enacted or consolidated has been or is subsequently repealed); and

(iii)    any subordinate legislation made (before or after the date of this Agreement) under that or any other applicable enactment, including one within paragraphs (i) or (ii) above,

provided that, as between the parties, no such modification, consolidation or re-enactment shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party;

(i)    Any reference to an English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include a reference to that which most nearly approximates to the English legal term in that jurisdiction;

(j)    references to any other agreement or document are to such other agreement or document as it may be validly varied, amended, supplemented, restated,

renewed, novated or replaced from time to time (in each case, however fundamentally);

(k)    references to clauses, paragraphs or Schedules are to clauses and paragraphs of, and schedules to, this Agreement;

(l)    any covenant by a party not to do an act or thing includes an obligation not to permit or suffer such act or thing to be done;

(m)    the singular includes the plural and vice versa, and reference to any gender includes the other genders;

(n)    the schedules to this Agreement form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement; and

(o)    the table of contents and the headings are for information only and shall not affect the interpretation of this Agreement.